Exhibit 10.1

EXECUTION VERSION

SEVENTH AMENDMENT TO REVOLVING CREDIT AGREEMENT

This SEVENTH AMENDMENT (this “Amendment”), dated as of June 9, 2023, to the Revolving Credit Agreement dated as of May 1, 2020 (as amended by the First Amendment to Revolving Credit Agreement, dated as of May 28, 2020, the Second Amendment to Revolving Credit Agreement, dated as of November 9, 2020, the Third Amendment to Revolving Credit Agreement, dated as of January 28, 2021, the Fourth Amendment to Revolving Credit Agreement, dated as of May 25, 2021, the Fifth Amendment to the Revolving Credit Agreement, dated as January 28, 2022 and the Sixth Amendment to Revolving Credit Agreement, dated as of February 23, 2022, and as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”, and as amended by this Amendment, the “Amended Credit Agreement”), among Block, Inc. (the “Borrower”), each Lender under the Credit Agreement (the “Existing Lenders”), each Existing Lender, as an Increase Lender (other than the Exiting Lender (as defined below)) (the “2023 Incremental Revolving Facility Lenders”) and Goldman Sachs Bank USA, as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower, the Existing Lenders party hereto (constituting all of the Lenders under the Credit Agreement (including each Issuing Bank)) and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, in accordance with Section 2.18 of the Credit Agreement, the Borrower has requested to obtain a Commitment Increase in an amount equal to $175,000,000, and the 2023 Incremental Revolving Facility Lenders, each Existing Lender, each Issuing Bank and the Administrative Agent have agreed, to amend the Credit Agreement as set forth in Section 4 hereof to reflect such Commitment Increase (such amendments, the “Commitment Increase Amendments”);

WHEREAS, the Borrower has requested an extension of the maturity date of each Existing Lender’s Commitments and any outstanding Loans under the Credit Agreement until the date that is the fifth anniversary of the Effective Date (as defined below) (the “Extension”), and each of the Existing Lenders party hereto (constituting all of the Lenders under the Credit Agreement (including each Issuing Bank)) and the Administrative Agent have agreed, to amend the Credit Agreement as set forth in Section 4 hereof to reflect such Extension (the “Extension Amendments”, and together with the Commitment Increase Amendments, the “2023 Amendments”);

WHEREAS, HSBC Bank USA, National Association (the “Exiting Lender”), will cease to be a Lender for all purposes under the Loan Documents on and after the date hereof;

WHEREAS, in accordance with Section 9.02(b) of the Credit Agreement, the Borrower has requested, and the Existing Lenders party hereto (constituting all of the Lenders under the Credit Agreement (including each Issuing Bank)) have agreed, to amend the Credit Agreement as set forth in Section 4 hereof to reflect all other agreed amendments in addition to the 2023 Amendments;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS. Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as therein defined.

SECTION 2. COMMITMENT INCREASE. The Borrower, the Administrative Agent, each Existing Lender (including each Issuing Bank) and each 2023 Incremental Revolving Facility Lender agree that:

(a) The Borrower has requested to obtain a Commitment Increase in an amount equal to $175,000,000 and that the date on which such Commitment Increase becomes effective be the Effective Date (as defined below), and each 2023 Incremental Revolving Facility Lender has agreed to provide a Commitment Increase in an amount equal to $175,000,000 as an Increase Lender in accordance with Section 2.18 of the Credit Agreement (such commitment of the 2023 Incremental Revolving Facility Lenders, the “Increase Commitments”).

(b) On the Effective Date, the Increase Commitment referred to in Section 2(a) hereof shall constitute a “Commitment” under the Amended Credit Agreement, in each case, as set forth in the Amended Credit Agreement and any loans made pursuant to such Incremental Commitment shall constitute “Loans” as set forth in the Amended Credit Agreement.

(c) The Increase Commitments shall have the terms and conditions set forth in the Amendment Credit Agreement.

SECTION 3. REPLACEMENT OF EXITING LENDER AND COMMITMENTS; REALLOCATION

(a) On and as of the Effective Date the Exiting Lender shall cease to be a party to the Credit Agreement in any capacity.

(b) The Exiting Lender acknowledges that, on and as of the Effective Date, it relinquishes its rights, and is released from its obligations, under the Amended Credit Agreement and the other Loan Documents. The parties hereto agree that all Obligations owing by the Borrower to the Exiting Lender (the “Exiting Lender Obligations”) shall be paid off, satisfied and discharged in full on the Effective Date, including any accrued and unpaid interest, unused commitment fees and letter of credit fees. The Lenders (other than the Exiting Lender) acknowledge and agree that they will not be repaid in connection with the payoff, satisfaction and discharge of the Exiting Lender Obligations on the Effective Date and that they waive all pro-rata payment requirements under the Amended Credit Agreement in connection with such payoff, satisfaction and discharge of the Exiting Lender Obligations and any prior notification or other requirements under the Credit Agreement in connection with the termination of the Exiting Lender’s Commitment and the payoff, satisfaction and discharge of the Exiting Lender Obligations.

(c) On and as of the Effective Date, (i) the Exiting Lender’s Commitments shall be deemed to be assigned pro rata in accordance with Schedule 2.01 of the Amended Credit Agreement and (ii) any outstanding Loans and participations in Letters of Credit shall be reallocated under the Loan Documents such that, after giving effect thereto, each Lender’s (other than the Exiting Lender) share of outstanding Loans and participations in Letters of Credit shall be in proportion to each Lender’s (other than the Exiting Lender) respective pro rata share after giving effect to this Amendment.

SECTION 4. AMENDMENTS. On the Effective Date, the Credit Agreement is hereby amended as follows:

(a) The Borrower, the Lenders party hereto (constituting all of the Lenders under the Credit Agreement (including each Issuing Bank)) and the Administrative Agent hereby agree that, subject to the satisfaction of the conditions precedent set forth in Section 5 below, the Credit Agreement (including Schedule 2.01 thereto) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A hereto.

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SECTION 5. CONDITIONS PRECEDENT TO EFFECTIVENESS. This Amendment shall become effective on the date (the “Effective Date”) on which all of the following conditions have been satisfied or waived:

(a) Execution and Delivery. The Administrative Agent shall have received counterparts of this Amendment duly executed by (i) the Borrower, (ii) each Lender (constituting all of the Lenders under the Credit Agreement (including each Issuing Bank)), (iii) each 2023 Incremental Revolving Facility Lender and (iv) the Administrative Agent.

(b) No Default. Both prior to and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing on the Effective Date.

(c) Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(d) Officer’s Certificate. The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors of the Borrower and the Guarantors (if any) approving the transactions contemplated by this Amendment and the execution and delivery of this Amendment, and all documents evidencing other necessary organizational action and governmental approvals, if any, with respect to the Amendment and (ii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of the Guarantors (if any) and the Borrower and authorization of the transactions contemplated hereby.

(e) Secretary’s Certificate. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor (if any) certifying the names and true signatures of the officers of such entity authorized to sign the Amendment, to be delivered by such entity on the Effective Date and the other documents to be delivered hereunder on the Effective Date.

(f) Fees and Expenses. The Lenders and the Administrative Agent shall have received all fees required to be paid by the Borrower on the Effective Date, and all expenses required to be reimbursed by the Borrower for which invoices have been presented at least three business days prior to the Effective Date, on or before the Effective Date.

(g) USA Patriot Act. The Administrative Agent shall have received, to the extent reasonably requested by any Lender at least five Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

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(h) Representations and Warranties. As of the Effective Date (both prior to and after giving effect to this Amendment) all representations and warranties contained in Section 3 of the Credit Agreement shall be true and correct in all material respects, except that (i) the representations and warranties contained in Section 3.04(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) (subject, in the case of unaudited financial statements furnished pursuant to clause (b), to year-end audit adjustments and the absence of footnotes), respectively, of Section 5.01 of the Credit Agreement, (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (iii) to the extent that such representations and warranties are already qualified or modified by materiality in the text thereof, they shall be true and correct in all respects.

(i) Effective Date Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (b) and (h) of this Section 5 as of the Effective Date.

For the purpose of determining compliance with the conditions specified in this Section 5, each Lender (including each Issuing Bank) that has signed this Amendment shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.

SECTION 6. REPRESENTATIONS AND WARRANTIES. In order to induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Lenders that (a) this Amendment has been duly authorized by all necessary corporate actions on the part of the Borrower and, if required, actions by equity holders of the Borrower and (b) this Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 7. CONTINUING EFFECT. Except as expressly amended, waived or modified hereby, the Loan Documents shall continue to be and shall remain in full force and effect in accordance with their respective terms. This Amendment shall not constitute an amendment, waiver or modification of any provision of any Loan Document not expressly referred to herein and shall not be construed as an amendment, waiver or modification of any action on the part of the Borrower or the other Loan Parties that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein, or be construed to indicate the willingness of the Administrative Agent or the Lenders to further amend, waive or modify any provision of any Loan Document amended, waived or modified hereby for any other period, circumstance or event. Except as expressly modified by this Amendment, the Credit Agreement and the other Loan Documents are ratified and confirmed and are, and shall continue to be, in full force and effect in accordance with their respective terms. Except as expressly set forth herein, each Lender (including each Issuing Bank) and the Administrative Agent reserves all of its rights, remedies, powers and privileges under the Credit Agreement, the other Loan Documents, applicable law and/or equity. Any reference to the “Credit Agreement” in any Loan Document or any related documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment and the term “Loan Documents” in the Credit Agreement and the other Loan Documents shall include this Amendment.

SECTION 8. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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SECTION 9. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the Borrower, the other Loan Parties, the Administrative Agent, the other Agents and the Lenders, and each of their respective successors and assigns, and shall not inure to the benefit of any third parties. The execution and delivery of this Amendment by any Lender prior to the Effective Date shall be binding upon its successors and assigns and shall be effective as to any Loans or Commitments assigned to it after such execution and delivery.

SECTION 10. ENTIRE AGREEMENT. This Amendment, the Credit Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent, the Agents and the Lenders, as applicable, with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any other Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Credit Agreement or the other Loan Documents.

SECTION 11. LOAN DOCUMENT. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

SECTION 12. COUNTERPARTS; ELECTRONIC SIGNATURES. This Amendment may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Amendment may be delivered by facsimile transmission or electronic PDF of the relevant signature page hereof. This Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 13. HEADINGS. Section headings used in this Amendment are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first written above.

BLOCK, INC., as the Borrower

By:	/s/ Amrita Ahuja
Name: Amrita Ahuja
Title: Chief Financial Officer and Chief Operating Officer

[Signature Page to Seventh Amendment]

GOLDMAN SACHS BANK USA, as Administrative Agent, an Issuing Bank, a Lender and a 2023 Incremental Revolving Facility Lender

By:	/s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory

[Signature Page to Seventh Amendment]

MORGAN STANLEY BANK, N.A., as a Lender and a 2023 Incremental Revolving Facility Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Seventh Amendment]

CITIBANK, N.A., as a Lender and a 2023 Incremental Revolving Facility Lender

By:	/s/ Marina Donskaya
Name: Marina Donskaya
Title: Vice President

[Signature Page to Seventh Amendment]

JPMORGAN CHASE BANK, N.A., as a Lender and a 2023 Incremental Revolving Facility Lender

By:	/s/ Bruce Borden
Name: Bruce Borden
Title: Executive Director

[Signature Page to Seventh Amendment]

WELLS FARGO BANK, N.A., as a Lender and a 2023 Incremental Revolving Facility Lender

By:	/s/ Nathan Paouncic
Name: Nathan Paouncic
Title: Director

[Signature Page to Seventh Amendment]

U.S. BANK NATIONAL ASSOCIATION, as a Lender and a 2023 Incremental Revolving Facility Lender

By:	/s/ Susan M. Bowes
Name: Susan M. Bowes
Title: Senior Vice President

[Signature Page to Seventh Amendment]

SUMITOMO MITSUI BANKING CORPORATION, as an Issuing Bank, a Lender and a 2023 Incremental Revolving Facility Lender

By:	/s/ Irlen Mak
Name: Irlen Mak
Title: Director

[Signature Page to Seventh Amendment]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ James Stovell
Name: James Stovell
Title: Director

[Signature Page to Seventh Amendment]

Exhibit A

AMENDED CREDIT AGREEMENT

[See attached]

REVOLVING CREDIT AGREEMENT1

dated as of

May 1, 2020

among

BLOCK, INC. (f/k/a SQUARE, INC.),

The Lenders Party Hereto

and

GOLDMAN SACHS BANK USA

as Administrative Agent

GOLDMAN SACHS BANK USA

and

SUMITOMO MITSUI BANKING CORPORATION

as Joint Lead Arrangers and Joint Bookrunners

[1]	Conformed through the ~~Sixth~~Seventh Amendment, dated as of ~~February 23~~June 9, ~~2022.~~2023

TABLE OF CONTENTS

Page
ARTICLE 1 DEFINITIONS		1
Section 1.01	Defined Terms	1
Section 1.02	Classification of Loans and Borrowings	~~41~~44
Section 1.03	Terms Generally	~~41~~44
Section 1.04	Accounting Terms; GAAP; Certain Calculations	~~42~~44
Section 1.05	Divisions	~~43~~46
Section 1.06	Interest Rates; ~~LIBOR~~Benchmark Notification	~~44~~46

ARTICLE 2 THE CREDITS		~~44~~47
Section 2.01	Commitments	~~44~~47
Section 2.02	Loans and Borrowings	~~45~~47
Section 2.03	Requests for Borrowings	~~45~~48
Section 2.04	Funding of Borrowings	~~46~~49
Section 2.05	Interest Elections	~~47~~49
Section 2.06	Termination and Reduction of Commitments	~~48~~51
Section 2.07	Repayment of Loans; Evidence of Debt	~~49~~51
Section 2.08	Prepayment of Loans	~~49~~52
Section 2.09	Fees	~~50~~52
Section 2.10	Interest	~~51~~54
Section 2.11	Alternate Rate of Interest	~~52~~54
Section 2.12	Increased Costs	~~54~~57
Section 2.13	Break Funding Payments	~~55~~58
Section 2.14	Taxes	~~56~~59
Section 2.15	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~59~~62
Section 2.16	Mitigation Obligations; Replacement of Lenders	~~60~~63
Section 2.17	Defaulting Lenders	~~61~~64
Section 2.18	Incremental Facility	~~64~~67
Section 2.19	Letters of Credit	~~67~~70
Section 2.20	Extension of Maturity Date	~~71~~75

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		~~74~~77
Section 3.01	Organization; Powers	~~74~~77
Section 3.02	Authorization; Enforceability	~~74~~77
Section 3.03	Governmental Approvals; No Conflicts	~~74~~77
Section 3.04	Financial Condition; No Material Adverse Change	~~74~~78
Section 3.05	Properties	~~75~~78
Section 3.06	Litigation and Environmental Matters	~~75~~78
Section 3.07	Compliance with Laws and Agreements; No Default	~~75~~79
Section 3.08	Investment Company Status	~~76~~79
Section 3.09	Margin Stock	~~76~~79
Section 3.10	Taxes	~~76~~79

Section 3.11	ERISA	~~76~~79
Section 3.12	Disclosure	~~78~~81
Section 3.13	Restricted Subsidiaries	~~78~~81
Section 3.14	Solvency	~~78~~82
Section 3.15	Anti-Terrorism Law	~~78~~82
Section 3.16	Anti-Corruption Laws and Sanctions	~~79~~83
Section 3.17	Affected Financial Institutions	~~79~~83

ARTICLE 4 CONDITIONS		~~79~~83
Section 4.01	Effective Date	~~79~~83
Section 4.02	Each Credit Event	~~81~~85

ARTICLE 5 AFFIRMATIVE COVENANTS		~~82~~86
Section 5.01	Financial Statements; Ratings Change and Other Information	~~82~~86
Section 5.02	Notices of Material Events	~~84~~88
Section 5.03	Existence; Conduct of Business	~~84~~88
Section 5.04	Payment of Taxes	~~84~~88
Section 5.05	Maintenance of Properties; Insurance	~~85~~88
Section 5.06	Books and Records; Inspection Rights	~~85~~89
Section 5.07	ERISA-Related Information	~~85~~89
Section 5.08	Compliance with Laws and Agreements	~~86~~90
Section 5.09	Use of Proceeds	~~86~~90
Section 5.10	Guarantors	~~86~~90
Section 5.11	Further Assurances	~~87~~91
Section 5.12	Designation of Restricted and Unrestricted Subsidiaries	~~87~~91

ARTICLE 6 NEGATIVE COVENANTS		~~89~~92
Section 6.01	Indebtedness	~~89~~93
Section 6.02	Liens	~~90~~94
Section 6.03	Fundamental Changes; Dispositions	~~92~~96
Section 6.04	Restricted Payments	~~93~~97
Section 6.05	Restrictive Agreements	~~95~~99
Section 6.06	Transactions with Affiliates	~~96~~100
Section 6.07	Use of Proceeds	~~96~~100
Section 6.08	Investments	~~96~~100
Section 6.09	Financial Covenant	~~98~~102

ARTICLE 7 EVENTS OF DEFAULT		~~98~~102

ARTICLE 8 THE AGENTS		~~100~~105
Section 8.01	Appointment of Administrative Agent	~~100~~105
Section 8.02	Powers and Duties	~~101~~105
Section 8.03	General Immunity	~~101~~105
Section 8.04	Administrative Agent Entitled to Act as Lender	~~102~~107
Section 8.05	Lenders’ Representations, Warranties and Acknowledgment	~~103~~107
Section 8.06	Right to Indemnity	~~103~~107
Section 8.07	Successor Administrative Agent	~~104~~108

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Section 8.08	Guaranty	~~104~~108
Section 8.09	Withholding Taxes	~~105~~109
Section 8.10	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	~~105~~109
Section 8.11	Erroneous Payment	~~106~~110

ARTICLE 9 MISCELLANEOUS		~~107~~112
Section 9.01	Notices	~~107~~112
Section 9.02	Waivers; Amendments	~~109~~114
Section 9.03	Expenses; Indemnity; Damage Waiver	~~111~~115
Section 9.04	Successors and Assigns	~~112~~117
Section 9.05	Survival	~~117~~121
Section 9.06	Counterparts; Integration; Effectiveness; Electronic Execution	~~117~~121
Section 9.07	Severability	~~118~~122
Section 9.08	Right of Setoff	~~118~~123
Section 9.09	Governing Law; Jurisdiction; Consent to Service of Process	~~119~~123
Section 9.10	Waiver Of Jury Trial	~~119~~124
Section 9.11	Headings	~~119~~124
Section 9.12	Confidentiality	~~120~~124
Section 9.13	Interest Rate Limitation	~~121~~126
Section 9.14	No Advisory or Fiduciary Responsibility	~~121~~126
Section 9.15	Electronic Execution of Assignments and Certain Other Documents	~~122~~126
Section 9.16	USA PATRIOT Act	~~122~~127
Section 9.17	Releases of Guarantors	~~122~~127
Section 9.18	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~122~~127
Section 9.19	Acknowledgement Regarding Any Supported QFCs	~~123~~128
Section 9.20	Certain ERISA Matters	~~124~~128

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REVOLVING CREDIT AGREEMENT dated as of May 1, 2020 among BLOCK, INC. (f/k/a SQUARE, INC.), as Borrower, the LENDERS party hereto and GOLDMAN SACHS BANK USA, as Administrative Agent.

The Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article 1), has requested the Lenders to make Loans to the Borrower on a revolving credit basis on and after the Effective Date and at any time and from time to time prior to the Maturity Date.

The proceeds of borrowings hereunder are to be used for the purposes described in Section 5.09. The Lenders are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loan” means a Loan that bears interest based on the ABR.

“ABR Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Acquisition” means any transaction or series of related transactions resulting in the acquisition by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.

~~“Adjusted LIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) the LIBO Rate by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.~~

“Administrative Agent” means Goldman Sachs Bank USA, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means that certain Agent Fee Letter, dated as of May 1, 2020, by and among the Borrower and the Administrative Agent.

“Agent Parties” has the meaning set forth in Section 9.01(d).

“Agents” means the Administrative Agent and each of the Arrangers.

~~“Aggregate Commitments” means the Aggregate Tranche A Commitments and the Aggregate Tranche B Commitments. The amount of the Aggregate Commitments as of (a) the Effective Date is $500,000,000 and (b) the Sixth Amendment Effective Date is $600,000,000.~~

~~“Aggregate Tranche A Commitments” means the Tranche A Commitments of all the Tranche A Lenders. The amount of the Aggregate Tranche A Commitments as of (a) the Effective Date is $500,000,000 and (b) the Sixth Amendment Effective Date is $500,000,000.~~

~~“Aggregate Tranche B Commitments” means the Tranche B Commitments of all the Tranche B Lenders. The amount of the Aggregate Tranche B Commitments as of the Sixth Amendment Effective Date is $100,000,000.~~

“Agreement” means this Revolving Credit Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) ~~(i) in the case of Tranche A Loans, the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day and (ii) in the case of Tranche B Loans,~~ Term SOFR for a one-month tenor in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate~~, the Adjusted LIBO Rate~~ or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate~~, the Adjusted LIBO Rate~~ or Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.15(a).

“Applicable Percentage” means, with respect to any Lender, the percentage of the ~~Aggregate~~total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ~~Eurodollar~~ Term Benchmark Loan, ~~SOFR Loan~~ any ABR Loan, RFR Loan (if applicable pursuant to Section 2.11) or the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth across from the caption “Applicable Rate for ~~Eurodollar~~ Term Benchmark Loans”, “Applicable Rate for ~~SOFR~~ABR Loans”, “Applicable Rate for ~~AB~~RFR Loans” or “Commitment Fee” in the table below, as the case may be, based upon the Total Net Leverage Ratio, as more fully described below.

	Level 1	Level 2	Level 3
Total Net Leverage Ratio	< 2.00:1.00	> 2.00:1.00 and < 2.50:1.00	> 2.50:1.00
Commitment Fee	~~0.150~~0.100%	0.150%	~~0.150~~0.200%
Applicable Rate for ~~Eurodollar~~ Term Benchmark Loans	1.250%	1.500%	1.750%
Applicable Rate for RFR ~~SOFR~~ Loans	1.250%	1.500%	1.750%
Applicable Rate for ABR Loans	0.250%	0.500%	0.750%

The Total Net Leverage Ratio shall be determined on the basis of the most recent certificate of the Borrower to be delivered pursuant to Section 5.01(c), for the most recently ended fiscal quarter or fiscal year of the Borrower, as applicable, and any change in the Total Net Leverage Ratio shall be effective one Business Day after the date on which the Administrative Agent receives such certificate; provided, that for so long as the Borrower has not delivered such certificate when due pursuant to Section 5.01(c), the Total Net Leverage Ratio shall be deemed to be at Level 3 until the respective certificate is delivered to the Administrative Agent; and provided, further, that the Total Net Leverage Ratio shall be deemed to be at Level 1 until the delivery of the first certificate of the Borrower to be delivered pursuant to Section 5.01(c) following the Effective Date.

In the event that any financial statement or compliance certificate delivered pursuant to Sections 5.01(a), 5.01(b) or 5.01(c) is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected compliance certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected financial statement and corrected compliance certificate for such Applicable Period and (iii) the Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders during the Applicable Period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section  2.10(~~c~~d) and Article 7 hereof, and shall survive the termination of this Agreement.

~~“Applicable Reserve Requirement” means, at any time, for any Eurodollar Borrowing, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBO Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Borrowings. A Eurodollar Borrowing shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Borrowings shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.~~

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Goldman Sachs Bank USA and Sumitomo Mitsui Banking Corporation, in its capacity as joint lead arranger and joint bookrunner, and any successor thereto.

“Asset Sale” means a Disposition to any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ property or rights, including any sale or issuance of Equity Interests of any of the Borrower’s Subsidiaries, in each case, other than:

(a) any Disposition of:

(i)	Cash Equivalents or Marketable Securities,

(ii)

obsolete, damaged or worn out property or assets, any inventory or goods (or other assets) held for sale and property or assets in the ordinary course of business which are no longer used or useful in the ordinary course of business of the Borrower and its Restricted Subsidiaries,

(iii)	assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by Borrower) in the ordinary course of business,

(iv)	improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business,

(v)

assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course, and

(vi)	Bitcoin or other cryptocurrencies;

(b) the Disposition of all or substantially all of the assets of the Borrower or a Restricted Subsidiary in a manner permitted pursuant to Section 6.03(a) (other than clause (vii) thereof);

(c) any Disposition to effect the making of any Restricted Payment that is permitted to be made, and is made, under Section 6.04, and any Investment or any Acquisition not prohibited under this Agreement;

(d) any Disposition of property or rights or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate fair market value for any individual transaction or series of related transactions of less than $25,000,000;

(e) any Disposition of property or rights or issuance of Equity Interests by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(f) (i) the lease, assignment or sublease, license or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(g) any issuance, Disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary;

(h) foreclosures, casualty events, condemnation, expropriation, eminent domain or any similar action with respect to property or rights;

(i) sales of Securitization Assets (or participation interests therein) in connection with any Securitization Facility or Receivables Financing Transactions or the Disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings;

(j) the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice and that do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(k) any surrender or waiver or termination of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;

(l) the unwinding of any Swap Agreements;

(m) sales, transfers and other Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) the lapse, abandonment or other Disposition of intellectual property rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole and that do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(o) Dispositions to effect the granting of a Lien that is permitted under Section 6.02;

(p) the Disposition of any assets (including Equity Interests) (i) acquired in an Acquisition or other Investment permitted hereunder, which assets are (x) not used or useful in the ordinary course or the principal business of the Borrower and its Restricted Subsidiaries or

(y) non-core assets or surplus or unnecessary to the business or operations of the Borrower and its Restricted Subsidiaries and (ii) made to obtain the approval of any applicable antitrust authority in order to consummate any Acquisition permitted hereunder;

(q) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property within 180 days;

(r) Dispositions of property to effect any sale-leaseback transaction entered into to effect the incurrence of Indebtedness permitted to be incurred pursuant to Section 6.01;

(s) Dispositions consisting of cash grants for financial research, development and education entered into in the ordinary course of business; or

(t) the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning set forth in Section 2.18(a).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Incremental Amount” has the meaning set forth in Section 2.18(a)(ii).

“Available Revolving Commitments” means, as of any date, the aggregate amount of Commitments then in effect minus the aggregate amount of Revolving Credit Exposure then outstanding.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.11.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Basket” means any financial test or ratio (including by reference to the Total Net Leverage Ratio or Consolidated Net Tangible Assets) or any amount, threshold, value or availability, in each case prescribed or required with respect to any Limited Condition Transaction.

“Benchmark” means, initially, with respect to ~~(x) Eurodollar Loans, LIBO Rate and (y) SOFR~~any (i) RFR Loan (if applicable pursuant to Section 2.11), Daily Simple SOFR or (ii) Term Benchmark Loan~~s, the~~, Term SOFR ~~Reference Rate~~; provided that if a Benchmark Transition Event, ~~a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its~~and the related Benchmark Replacement Date have occurred with respect to ~~LIBO Rate,~~Daily Simple SOFR or Term SOFR ~~Reference Rate~~, as applicable, or the then-current Benchmark~~, as applicable~~, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) ~~or clause (c)~~ of Section 2.11.

“Benchmark Replacement” means, for any Available Tenor, ~~with respect to (x) Tranche A Loans,~~ the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date ~~and (y) Tranche B Loans, clause (3) set forth below~~:

~~(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~

(~~2~~ 1) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(~~3~~2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).~~

If the Benchmark Replacement as determined pursuant to clause (1)~~,~~ or (2~~) or (3~~) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement: the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and/or such Term Benchmark Loan or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement and/or such Term Benchmark Loan exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date~~; or~~.

~~(3) in the case of a Term SOFR Transition Event, the date that is 30 days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to~~ Section 2.11(c)~~; or~~

~~(4) in the case of an Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely~~,~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Block, Inc. (f/k/a Square, Inc.), a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of ~~Eurodollar Loans or SOFR~~ Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, ~~when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London~~

~~interbank market.~~in addition to the foregoing, a Business Day shall be (a) in relation to RFR Loans (if applicable pursuant to Section 2.11) and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing Term SOFR or any other dealings of such Loans referencing Term SOFR, any such day that is only a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, for the avoidance of doubt, any obligations relating to a lease that would have been treated as an operating lease for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of the Accounting Standards Update (the “ASU”) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized or finance lease obligations in the financial statements to be delivered pursuant to the Loan Documents and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended by the Paycheck Protection Program and Health Care Enhancement Act, as further amended by the Consolidated Appropriations Act, 2021, as in effect the Third Amendment Effective Date.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Bank (and “Cash Collateralization” has a corresponding meaning).

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a) United States dollars, or money in other currencies received in the ordinary course of business,

(b) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(c) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500,000,000 whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(d) repurchase obligations with a term of not more than thirty days for underlying securities of the type described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above,

(e) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition,

(f) securities with maturities of one year or less from the date of acquisition which (or the issuer of which) are rated at least A or A-1 by S&P or A2 or P-1 by Moody’s,

(g) money market funds at least 90% of the assets of which consist of investments of the type described in clauses (a) through (f) above, and

(h) in the case of any foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such foreign Subsidiary for cash management purposes.

“Change in Control” means (A) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the Securities and Exchange Commission thereunder), of Equity Interests in the Borrower representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; or (b) persons who were (i) directors of the Borrower on the Effective Date, (ii) nominated by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by the board of directors of the Borrower or (iii) appointed by directors that were directors of the Borrower or directors nominated as provided in the preceding clause (ii), ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in Section 9.13.

“Clearpay” has the meaning set forth in Section 6.01(h).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the ~~Tranche A C~~commitment ~~and/or Tranche B Commitment~~ of such Lender~~, as the context may require.~~ to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.18(a), and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.18(a) or Section 9.04. The aggregate amount of Lenders’ Commitments as of the Seventh Amendment Effective Date is $775,000,000.

“Commitment Fee” has the meaning set forth in Section 2.09(a).

“Commitment Increase” has the meaning set forth in Section 2.18(a).

“Commitment Increase Supplement” has the meaning set forth in Section 2.18(b).

“Communications” has the meaning set forth in Section 9.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lender” has the meaning set forth in Section 2.20(a).

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill), (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash stock option and other equity-based compensation expenses and payroll tax expense related to stock option and other equity-based compensation expenses, (g) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any Restricted Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period), including, for the avoidance of doubt, non-cash foreign currency translation losses (including non-cash losses related to currency remeasurement of Indebtedness); provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated Adjusted EBITDA in the period when such payments are made, (h) transition, integration and similar fees, charges and expenses related acquisitions or dispositions, (i) restructuring charges, and (j) charges related to settlements of legal claims (provided that the amount that may be added back pursuant to clause (h), (i) and (j) may not in the aggregate for any four fiscal quarter period exceed the greater of (x)  $~~60,000,000~~198,000,000 and (y)  ~~15~~20% of Consolidated Adjusted EBITDA for such period (determined without giving effect to any such adjustment pursuant to such clause (h), (i) and (j))); and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP, and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), including for the avoidance of doubt non-cash foreign currency translation gains (including non-cash gains related to currency remeasurement of Indebtedness), all as determined on a consolidated basis.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; provided that there shall be excluded (a) the income of any Person that is not a consolidated Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any consolidated Restricted Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Restricted Subsidiary of the Borrower to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Restricted Subsidiary, any agreement or other instrument binding upon such Restricted Subsidiary or any law applicable to such Restricted Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Restricted Subsidiary that is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Restricted Subsidiary, and (d) any recapitalization or purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development).

“Consolidated Net Tangible Assets” means, at any date, the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis after deducting (a) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date of which the amount is being determined) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Borrower and its consolidated Restricted Subsidiaries delivered pursuant to Section 5.01(a) or (b).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Licenses” means any written agreement providing for the grant by or to the Borrower or any Restricted Subsidiary of any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” means (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Extension” has the meaning set forth in Section 4.02.

“Daily Simple SOFR” means, for any day~~,~~ (a “SOFR~~, with the conventions for this rate (which will include a lookback) being~~ Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is ~~esta~~published by the SOFR Administrat~~ive~~or ~~Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “~~on the SOFR Administrator’s Website. Any change in Daily Simple SOFR~~” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~ due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declining Lender” has the meaning set forth in Section 2.20(a).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) fund any portion of its participation in Letters of Credit hereunder within two Business Days of the date when due or (iii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disclosure Letter” means the disclosure letter, dated as of the Effective Date, as amended or supplemented from time to time by the Borrower with the written consent of the Administrative Agent (or as supplemented by the Borrower pursuant to the terms of this Agreement), delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.

“Disposition” means, with respect to any property or right, any sale, lease, sale and leaseback, assignment, license, conveyance, transfer or other disposition thereof. “Dispose” and “Disposed of” have meanings correlative thereto.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of any political subdivision of the United States, excluding (x) any such Restricted Subsidiary substantially all of the assets of which consist of Equity Interests in one or more Restricted Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code and (y) any such Restricted Subsidiary that is owned (directly or indirectly, in whole or in part) by one or more Restricted Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.

~~“Early Opt-in Election” means, if the then-current Benchmark is LIBO Rate, the occurrence of:~~

~~(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.~~

“Earn-Out” means any bona fide contingent obligation to make “earn-out” payments to one or more prior owners of any Person, business or division, the capital stock of which, or all or substantially all of the assets of which, have been acquired by the Borrower or any of its Restricted Subsidiaries, which “earn-out” payment obligation is contingent upon, or varies in amount based upon, the performance of the Person or of the assets so acquired, as such performance is measured by one or more financial, business or other performance criteria.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, transportation, storage, treatment, disposal, management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any Environmental Law, including compliance or noncompliance therewith, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or a Restricted Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not waived under subsection .22, .23, .25, .26, .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event; (b) the termination of any Plan under Section 4041(c) of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (g) the complete or partial withdrawal of any Borrower, Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan which results in the imposition of Withdrawal Liability or the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan or (h) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

“Erroneous Payment” has the meaning set forth in Section 8.11(a).

“Erroneous Payment Notice” has the meaning set forth in Section 8.11(b).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

~~“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.~~

“Event of Default” has the meaning set forth in Article 7.

“Excluded Swap Obligation” with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (other than pursuant to an assignment request by Borrower under Section 2.16(b)) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a), (c) Taxes attributable to such recipient’s failure to comply with Section 2.14(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning set forth in Section 3.15(a).

“Existing Maturity Date” has the meaning set forth in Section 2.20(a).

“Extension Effective Date” has the meaning set forth in Section 2.20(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code or any published intergovernmental agreement and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the ~~Federal Reserve Bank of New York~~NYFRB on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on transactions arranged by federal funds brokers as determined by the Administrative Agent; provided, further, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve ~~Bank of New York’s Website~~Board” means the ~~website~~Board of Governors of the Federal Reserve ~~Bank of New York at http://www.newyorkfed.org, or any successor source.~~System of the United States of America.

“Fifth Amendment” means the Fifth Amendment to this Agreement, dated as of January 28, 2022.

“Fifth Amendment Effective Date” means the Effective Date (as defined in the Fifth Amendment).

“Financial Officer” means the chief financial officer, principal accounting officer, vice president of finance or corporate controller of the Borrower.

~~“First Amendment Effective Date” means May 28, 2020.~~

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to, in the case of (x) ~~Eurodollar~~ Term Benchmark Loans, ~~LIBO Rate~~Term SOFR and (y)  ~~SO~~RFR Loans~~, Term SOFR~~ (if applicable pursuant to Section 2.11), Daily Simple SOFR. For the avoidance of doubt the initial Floor for each of Term SOFR or Daily Simple SOFR shall be zero.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and including any self-regulatory bodies such as FINRA).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).

“Guarantor” means any Material Domestic Restricted Subsidiary of the Borrower that has delivered a Guaranty or a joinder agreement to a Guaranty pursuant to Section 5.10 hereof.

“Guaranty” has the meaning set forth in Section 5.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“ILC Subsidiary” means Square Financial Services, Inc., a Utah corporation.

~~“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate”.~~

“Increase Date” has the meaning set forth in Section 2.18(a).

“Increase Lender” has the meaning set forth in Section 2.18(a).

“Incremental Equivalent Debt” has the meaning set forth in Section 2.18(d).

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12(a).

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property and proprietary rights, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, trade secrets and trade secret licenses, money transmitting licenses and similar rights, all registrations and applications of any of the foregoing and rights in software, programs, applications, source code, object code, documentation, manuals, tools, algorithms, models, formulas, compilations, methodologies and databases (collectively, “Software”) not otherwise included in the foregoing, all written, physical and tangible items and content incorporating or embodying Software, the right to sue at law or in equity or otherwise recover for any past, present or future infringement, dilution, misappropriation, breaches or other violation or impairment thereof, and the right to receive all proceeds therefrom, including license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Interest Election Request” has the meaning set forth in Section 2.05(b).

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December ~~and~~, (b) with respect to any ~~Eurodollar Loan or SOFR~~RFR Loan (if applicable pursuant to Section 2.11), (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date and (c) with respect to any Term Benchmark Loan, (1) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a ~~Eurodollar Borrowing or a SOFR~~ Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (2) the Maturity Date.

“Interest Period” means, with respect to any ~~Eurodollar Borrowing or SOFR~~ Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a ~~Eurodollar Borrowing or a~~

~~SOFR~~ Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

~~“Interpolated Rate” means, at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which that Screen Rate is available in dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate (for the shortest period for which that Screen Rate is available for dollars) that exceeds the Impacted Interest Period, in each case, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for dollars determined by the Administrative Agent from such service as the Administrative Agent may select.~~

“Investment” means any loan, advance (other than advances to employees or other providers of services for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (by way of Guarantee or otherwise), Acquisition or purchase of Equity Interests by or capital contributions by the Borrower or any of its Restricted Subsidiaries to any other Person. For the avoidance of doubt, purchases of Bitcoin and other cryptocurrencies do not constitute Investments.

“IRS” means the U.S. Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means, with respect to a particular Letter of Credit, (a) Goldman Sachs Bank USA in its capacity as the issuer of such Letter of Credit, and its successors in such capacity as provided in Section 2.19(j), (b) Sumitomo Mitsui Banking Corporation in its capacity as the issuer of such Letter of Credit, and its successors in such capacity as provided in Section 2.19(j), (c) such other Lender selected by the Borrower from time to time to issue such Letter of Credit hereunder upon receipt by the Administrative Agent of documentation in form and substance satisfactory to the Administrative Agent pursuant to which such Lender agrees to assume the rights and obligations of an Issuing Bank hereunder (provided that no Lender shall be required to become an Issuing Bank pursuant to this subclause (c) without such Lender’s consent), or any successor in such capacity as provided in Section 2.19(j), or (d) any Lender selected by the Borrower (with the prior consent of the Administrative Agent) to replace a Lender who is a Defaulting Lender at the time of such Lender’s appointment as an Issuing Bank (provided that no Lender shall be required to become an Issuing Bank pursuant to this subclause (d) without such Lender’s consent), or any successor in such capacity as provided in Section 2.19(j). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate or branch.

“Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” means the lesser of (a) $50,000,000 and (b) the aggregate unused amount of the Commitments then in effect; provided that (i) Goldman Sachs Bank USA in its capacity as an Issuing Bank shall not be required to issue Letters of Credit in an aggregate amount outstanding at any time in excess of $25,000,000 and (ii) Sumitomo Mitsui Banking Corporation in its capacity as an Issuing Bank shall not be required to issue Letters of Credit in an aggregate amount outstanding at any time in excess of $25,000,000.

“LCT Election” has the meaning set forth in Section 1.04(b).

“LCT Test Date” has the meaning set forth in Section 1.04(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.18, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Letter of Credit Request” means a request by the Borrower for a Letter of Credit in accordance with Section 2.19.

~~“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.~~

~~“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion)); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.~~

“Lien” means, with respect to any asset or right, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or right, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or right.

“Limited Condition Transaction” means any repayment of Indebtedness or any Acquisition or any Investment by one or more of the Borrower and its Restricted Subsidiaries, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity” means, at any time, the sum of (a) Unrestricted cash and Cash Equivalents held by the Borrower and its Restricted Subsidiaries, plus (b) Marketable Securities held by the Borrower and its Restricted Subsidiaries, plus (c) so long as the conditions to borrowing set forth in clauses (a) and (b) of Section 4.02 are satisfied at such time, the Available Revolving Commitments.

“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), any Joinder Agreement, any Guaranty, any instrument of joinder to any Guaranty delivered pursuant to Section 5.10 hereof, the Agent Fee Letter and any other agreement, instrument or document executed after the Effective Date and designated by its terms as a Loan Document.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Marketable Securities” means, without duplication of any of the items described in the definition of Cash Equivalents, investments permitted pursuant to the Borrower’s investment policy as approved by the board of directors (or any committee thereof) of the Borrower from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or results of operations of the Borrower and Restricted Subsidiaries taken as a whole or (b) the rights of or remedies available to the Agents and the Lenders under this Agreement or any Guaranty.

“Material Domestic Restricted Subsidiary” means a Domestic Restricted Subsidiary that is a Material Restricted Subsidiary.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents and Letters of Credit hereunder), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in a principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means Intellectual Property that is (a) material to the business of the Borrower and its Restricted Subsidiaries (taken as a whole), and (b) owned by the Borrower or any of its Restricted Subsidiaries.

“Material Restricted Subsidiary” means, at any date of determination, a Restricted Subsidiary of the Borrower (a) whose total assets as of the most recent available quarterly or year-end financial statements were equal to or greater than 5% of the total assets of the Borrower and its Restricted Subsidiaries at such date, (b) whose gross revenues as of the most recent available quarterly or year-end financial statements were equal to or greater than 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP or (c) who, as of the date of the most recently available financial statements delivered pursuant to Section 5.01(a) or (b), as the case may be, has owned and as of such date continues to own title to or an exclusive license (that conveys substantially all economic rights) to use any reasonably identifiable material Intellectual Property (as determined in the reasonable good faith judgment of the Borrower) for longer than 60 days. For the avoidance of doubt, having a license or right to use Intellectual Property does not constitute ownership; provided, that neither the ILC Subsidiary nor any Securitization Subsidiary shall be a Material Restricted Subsidiary.

“Maturity Date” means (a) ~~May 1, 2024~~June 9, 2028 or (b) with respect to the Commitments of Consenting Lenders, as such date may be extended pursuant to Section 2.20; provided that, if as of the date that is ~~six months~~91 days prior to the maturity date of any Permitted Convertible Indebtedness (any such date, a “Springing Maturity Date”), such Permitted Convertible Indebtedness remains outstanding and as of such date the Borrower would not be in compliance with the financial covenant set forth in Section 6.09 after giving pro forma effect to the repayment of such Permitted Convertible Indebtedness at maturity, whether or not such covenant would otherwise be tested on and as of such Springing Maturity Date, then such Springing Maturity Date shall be the Maturity Date.

“Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit G hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.20.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ended on such date.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of an Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the applicable Issuing Bank in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute of) the Borrower or a Restricted Subsidiary or an ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which the Borrower, or a Restricted Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.02 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more Restricted Subsidiaries primarily for the benefit of employees of the Borrower or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note” has the meaning set forth in Section 2.07(e).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all amounts owing by any Loan Party to the Administrative Agent, any Issuing Bank or any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender) pursuant to the terms of this Agreement or any other Loan Document, including any obligation to provide Cash Collateral, or in respect of any Letter of Credit, any Specified Swap Agreement or any Specified Cash Management Agreement (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Restricted Subsidiaries, whether or not allowed in such case or proceeding).

“Other Connection Taxes” means, with respect to the Administrative Agent, any Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such Administrative Agent, Issuing Bank, Lender or other recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Administrative Agent, Issuing Bank, Lender or recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary taxes or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such taxes that are Other Connection Taxes imposed with respect to an assignment (other than such taxes imposed with respect to an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.16(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight ~~E~~eurodollar ~~borrowings~~transactions denominated in dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the ~~Federal Reserve Bank of New York’s~~NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning set forth in Section 9.04(c)(i).

“Participant Register” has the meaning set forth in Section 9.04(c)(iii).

“Patent License” means all agreements, whether written or oral, providing for the grant by or to the Borrower or any Restricted Subsidiary of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.

“Patents” means (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, (b) all applications for letters patent of the United States or any other country and all divisionals, provisionals, reexaminations, continuations and continuations-in-part thereof, and (c) all rights to obtain any reissues or extensions of the foregoing.

“Payment Processing Accounts” means all payment processing platform deposit accounts, including reserve accounts, holding funds in connection with Payment Processing Arrangements.

“Payment Processing Arrangements” means all agreements and arrangements for the processing of merchant transactions in the ordinary course of business, including the Paymentech Agreement.

“Paymentech Agreement” means the Submitter Payment Instrument Processing Agreement, dated as of January 27, 2010, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained in whole or in part by the Borrower, any Restricted Subsidiary or any ERISA Affiliate or with respect to which any of the Borrower, any Restricted Subsidiary or any ERISA Affiliate has actual or contingent liability.

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Permitted Bond Hedge Transaction” means any call option or capped call option (or substantively equivalent derivative transaction) relating to or referencing the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) purchased by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness; provided, that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Permitted Convertible Indebtedness issued in connection with such Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness” means senior, unsecured Indebtedness of the Borrower that is convertible into shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) (and cash in lieu of fractional shares), cash (in an amount determined by reference to the price of such common stock or such other securities) or a combination thereof.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7;

(f) easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary; and

(g) Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to or referencing the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) and/or cash (in an amount determined by reference to the price of such common stock) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower, a Restricted Subsidiary or any ERISA Affiliate or to which the Borrower, a Restricted Subsidiary or an ERISA Affiliate has or could have an obligation to contribute, and each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which the Borrower, a Restricted Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Plan Asset Regulation” means 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA.

“Platform” has the meaning set forth in Section 9.01(d).

“PPP Loan” means any loan originated or purchased by Borrower or its Subsidiaries pursuant to 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act), as in effect on the Third Amendment Effective Date.

“PPPLF” means the Paycheck Protection Program Liquidity Facility authorized under Section 13(3) of the Federal Reserve Act of 1913, as publicly announced and described and in effect the Third Amendment Effective Date, or as it may be modified in response to the Consolidated Appropriations Act, 2021.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. for such day or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Principal Office” means the office of the Administrative Agent as set forth in Section 9.01, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender.

“Pro Forma Basis” means, with respect to the calculation of Total Net Leverage Ratio or Consolidated Adjusted EBITDA as of any date, that such calculation shall give pro forma effect to all Acquisitions, all issuances, incurrences or assumptions of Indebtedness, and all sales, transfers or other dispositions of any Equity Interests in a Subsidiary or all or substantially all the assets of a Subsidiary or division or line of business of a Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) that have occurred during the applicable fiscal period of the Borrower (or subsequent to such fiscal period of the Borrower and prior to or simultaneously with the event for which such calculation is being calculated) as if they occurred on the first day of such applicable period of the Borrower.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Indebtedness” means Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital asset to the extent incurred prior to or within 180 days following such acquisition, construction or improvement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section  ~~9.18~~9.19 .

“Receivables Financing Transaction” means any transaction or series of transactions (including financing terms, covenants, termination events and other provisions) entered into by the Borrower or any Restricted Subsidiary pursuant to which such party sells Securitization Assets to a non-related third party on market terms (as determined in good faith by the Borrower); provided that such Receivables Financing Transaction is (i) non-recourse to the Borrower and the Restricted Subsidiaries and their assets, other than any recourse solely attributable to Standard Securitization Undertakings and (ii) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of Securitization Assets on market terms for similar transactions (as determined in good faith by the Borrower).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is ~~the~~ Term SOFR ~~Reference Rate~~, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is ~~the LIBO Rate with respect to Loans denominated in Dollars, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting and (3) otherwise~~Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of Term SOFR or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time, or, if the Commitments shall have been terminated, holding more than 50% of the total Revolving Credit Exposures at such time. The Revolving Credit Exposure and Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.

“Restricted” means, when referring to cash, Cash Equivalents or Marketable Securities of the Borrower and its Restricted Subsidiaries, that such cash, Cash Equivalents or Marketable Securities (a) appear (or would be required to appear) as “restricted” on the consolidated balance sheet of Borrower, (b) are subject to any Lien in favor of any Person (other than a Lien permitted under clause (k) of Section 6.02) or (c) are not otherwise generally available for use by the Borrower or any Restricted Subsidiary so long as such Restricted Subsidiary is not prohibited by applicable law, contractual obligation or otherwise from transferring such cash, Cash Equivalents or Marketable Securities to the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower. For the avoidance of doubt, the receipt or acceptance by the Borrower or any Restricted Subsidiary of the return of Equity Interests issued by the Borrower or any Restricted Subsidiary to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition, shall not be deemed to be a Restricted Payment.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the ~~Tranche A Exposure and/or the Tranche B Exposure~~sum of the outstanding principal amount of such Lender’s~~, as the context may require~~ Loans and its LC Exposure at such time.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Kherson, and Zaporizhzhia regions of Ukraine, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, ~~Her~~His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, ~~Her~~His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

~~“Screen Rate” has the meaning set forth in the definition of “LIBO Rate”.~~

“Securitization Assets” means accounts receivable, royalties, licensing fees, whole loans (or interests therein) or other revenue streams, other rights to payment, including with respect to rights of payment pursuant to the terms of joint ventures (in each case, whether now existing or arising in the future), and any assets related thereto, including all lockbox accounts and records, all collateral securing any of the foregoing, all contracts and all guarantees or other obligations in respect of any of the foregoing, proceeds of any of the foregoing and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse, asset securitization or receivables sale or financing transactions.

“Securitization Facility” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to a Securitization Subsidiary that (i) in turn sells such Securitization Assets to a Person that is not the Borrower or a Restricted Subsidiary, (ii) may grant a security interest in any Securitization Assets of the Borrower or any of its Restricted Subsidiaries, and/or (iii) may finance such Securitization Assets; provided that the sale, conveyance or transfer to the Securitization Subsidiary is (i) non-recourse to the Borrower and the Restricted Subsidiaries and their assets, other than any recourse solely attributable to Standard Securitization Undertakings and (ii) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” or “true contribution” of Securitization Assets on market terms for similar transactions (as determined in good faith by the Borrower).

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with any Securitization Facility or Receivables Financing Transaction.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Securitization Facilities and other activities reasonably related thereto whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from the Borrower and its Subsidiaries.

“~~Sixth~~Seventh Amendment” means the ~~Sixth~~Seventh Amendment to this Agreement, dated as of ~~February 23~~June 9, ~~2022~~2023.

“~~Sixth~~Seventh Amendment Effective Date” means the Effective Date (as defined in the ~~Sixth~~Seventh Amendment).

“Small Business Act” means the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business), as in effect the Third Amendment Effective Date.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

~~“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.~~

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, with respect to the Borrower and its Restricted Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of the Borrower and its Restricted Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) the Borrower and its Restricted Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5 (ASC 450)).

“Specified Cash Management Agreement” means any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Guarantor and any Lender or affiliate thereof, which is in effect as of the Effective Date or which has been designated by such Lender and the Borrower, by notice to the Administrative Agent ~~not later than 90 days after the execution and delivery by the Borrower or such Guarantor~~, as a “Specified Cash Management Agreement”; provided that Payment Processing Arrangements shall not constitute Specified Cash Management Agreements.

“Specified Circumstances” means, solely from the Effective Date until the delivery of audited financial statements pursuant to Section 5.01(a) for the fiscal year ending December 31, 2020, events, developments or circumstances caused by the COVID-19 pandemic and any resulting changes in or effects on the national or world economy or financial markets as a whole or changes in general economic conditions that affect the sectors in which the Borrower and its Restricted Subsidiaries conduct their business, in each case, as disclosed in the Borrower’s public filing with the Securities and Exchange Commission on Form 8-K on March 24, 2020, so long as such changes or conditions do not adversely affect the Borrower and its Restricted Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the sectors or markets in which they operate.

“Specified Indebtedness” means (i) indebtedness for borrowed money (including, for the avoidance of doubt, outstanding Loans), (ii) obligations for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business and excluding Earn-Outs), (iii) obligations evidenced by notes, bonds, debentures and similar instruments, (iv) all obligations, contingent or otherwise, as an account party or applicant under or in respect of bankers acceptances or letters of credit, (v) Capital Lease Obligations, (vi) Purchase Money Indebtedness and (vii) Guarantees of indebtedness of the type referred to in clauses (i) through (vi); provided, that Specified Indebtedness shall exclude (a) indebtedness among the Borrower and its Restricted Subsidiaries and (b) indebtedness consisting of overdrafts and similar obligations in connection with Payment Processing Arrangements so long as any such indebtedness described in this clause (b) is outstanding no longer than two Business Days after the date of its incurrence.

“Specified Swap Agreement” means any Swap Agreement in respect of interest rates or currency exchange rates entered into by the Borrower or any Guarantor and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into; provided that such Swap Agreement is entered into to hedge or mitigate risks, and not for speculative purposes, in the ordinary course of the Borrower or such Guarantor’s business or in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or such Guarantor.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into or undertaken by the Borrower or any Subsidiary of the Borrower that are customary in non-recourse securitization or receivables financings or monetization whether effected through a Securitization Subsidiary or otherwise.

“Subsidiary” means any subsidiary of the Borrower.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means (i) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, (ii) Permitted Bond Hedge Transactions and (iii) Permitted Warrant Transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Term SOFR” means,

(1) for any calculation with respect to a ~~SOFR~~ Term Benchmark Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(2) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (1) or clause (2) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

~~“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.~~

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

~~“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with~~ Section 2.11 ~~that is not Term SOFR.~~

“Third Amendment Effective Date” means January 28, 2021.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 5.01(a) or (b).

“Total Indebtedness” means the aggregate principal amount of Specified Indebtedness of the Borrower and its Restricted Subsidiaries, as determined on a consolidated basis.

“Total Net Leverage Ratio” means, as of the last day of any period, the ratio of (a) Total Indebtedness, minus the aggregate amount of Unrestricted cash and Cash Equivalents and Unrestricted Marketable Securities of the Borrower and its Restricted Subsidiaries on such date, to (b) Consolidated Adjusted EBITDA for such period.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to the Borrower or any Restricted Subsidiary of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, domain names, social media and mobile identifiers and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (b) the right to obtain all renewals thereof.

~~“Tranche A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche A Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Tranche A Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to~~ Section 2.06~~, (b) increased from time to time pursuant to~~ Section 2.18(a) ~~and~~ (c) ~~reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to~~ Section 2.18(a) ~~or~~ Section 9.04~~. The initial amount of each Lender’s Tranche A Commitment as of the Sixth Amendment Effective Date is set forth on Schedule 2.01 under the caption “Tranche A Commitment,” or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Commitment, as the case may be.~~

~~“Tranche A Exposure” means, at any time for any Lender, the sum of (a) the principal amount of the Tranche A Loans of such Lender outstanding at such time and (b) the LC Exposure of such Lender at such time.~~

~~“Tranche A Facility” means the Tranche A Commitments and the extensions of credit made thereunder.~~

~~“Tranche A Lender” means a Lender with a Tranche A Commitment or, if the Tranche A Commitments have terminated or expired, a Lender with Tranche A Exposure.~~

~~“Tranche A Loan” means a Loan made pursuant to~~ Section 2.01(a)~~.~~

~~“Tranche B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche B Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Tranche B Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to~~ Section 2.06, (b) ~~increased from time to time pursuant to~~ Section 2.18(a) ~~and~~ (c) ~~reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to~~ Section 2.18(a) ~~or~~ Section 9.04~~. The initial amount of each Lender’s Tranche A Commitment as of the Sixth Amendment Effective Date is set forth on Schedule 2.01 under the caption “Tranche B Commitment,” or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Commitment, as the case may be.~~

~~“Tranche B Exposure” means, at any time for any Lender, the sum of (a) the principal amount of the of the Tranche B Loans of such Lender outstanding at such time and (b) the LC Exposure of such Lender at such time.~~

~~“Tranche B Facility” means the Tranche B Commitments and the extensions of credit made thereunder.~~

~~“Tranche B Lender” means a Lender with a Tranche B Commitment or, if the Tranche B Commitments have terminated or expired, a Lender with Tranche B Exposure.~~

~~“Tranche B Loan” means a Loan made pursuant to~~ Section 2.01(b)~~.~~

“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, the borrowing of Loans and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to ~~the Adjusted LIBO Rate,~~ Term SOFR ~~or~~, the Alternate Base Rate or Daily Simple SOFR.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted” means, when referring to cash, Cash Equivalents or Marketable Securities, that such cash, Cash Equivalents or Marketable Securities are not Restricted.

“Unrestricted Subsidiary” means any Subsidiary that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.12.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“wholly owned” means, with respect to any Subsidiary of any Person, a Subsidiary of such Person one hundred percent (100%) of the outstanding Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares of capital stock of foreign Subsidiaries issued to foreign nationals as required by applicable law) is at the time owned by such Person or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “~~Eurodollar~~ Term Benchmark Loan”). Borrowings also may be classified and referred to by Type (e.g., a “~~Eurodollar~~ Term Benchmark Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.04 Accounting Terms; GAAP; Certain Calculations.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated (1) without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (ASC 825) (or any similar accounting principle) permitting or requiring a Person to value its financial liabilities or Indebtedness at the fair value thereof and

(2) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (i) calculating any applicable Basket in connection with the consummation of any Limited Condition Transaction (including the incurrence or issuance of Indebtedness (other than any Commitment Increase incurred pursuant to clause (x) of Section 2.18(a)) in connection with such Limited Condition Transaction) or (ii) determining compliance with any provision of this Agreement which requires that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom in connection with the consummation of any Limited Condition Transaction (including the incurrence or issuance of Indebtedness (other than any Commitment Increase incurred pursuant to clause (x) of Section 2.18(a)) in connection with such Limited Condition Transaction), in each case under the foregoing clauses (i) and (ii), the date of determination of such Basket or determination of whether any Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom may, at the option of the Borrower (in its sole discretion) (the Borrower’s election to exercise such option, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, in the case of any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, the date on which irrevocable notice with respect to such Limited Condition Transactions is sent) (such date, the “LCT Test Date”) and, subject to the other provisions of this Section 1.04(b), if, after giving effect to the Limited Condition Transaction on a Pro Forma Basis, any incurrence, issuance and/or repayment of Indebtedness or other transaction in connection therewith and any actions or transactions related thereto, the Borrower or any of its Restricted Subsidiaries, as applicable, would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such Basket, such Basket shall be deemed to have been complied with (or satisfied) for purposes of such Limited Condition Transaction.

For the avoidance of doubt, if the Borrower has made an LCT Election, (1) if any Basket for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such Basket prior to (or on) the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, including due to fluctuations in Consolidated Adjusted EBITDA or Consolidated Net Tangible Assets of the Borrower or the Person subject to such Limited Condition Transaction, such Basket will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations, (2) other than as expressly set forth in the previous paragraph, if any related requirements and conditions (including as to the absence of any (or any type of) continuing Default or Event of Default and satisfaction of any representations and warranties) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default or failure to satisfy any representations and warranties), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing and such representations and warranties shall be deemed to have been satisfied) and (3) in calculating the availability under any Basket in connection with any action or transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such Basket shall be determined or tested after giving effect to such Limited Condition Transaction on a Pro Forma Basis, any incurrence, issuance or repayment of Indebtedness or other transaction in connection therewith and any actions or transactions related thereto.

Section 1.05 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of Equity Interests at such time.

Section 1.06 Interest Rates; ~~LIBOR~~Benchmark Notification. The interest rate on ~~Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate~~a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, ~~a Term SOFR Transition Event or an Early Opt-in Election,~~ Section 2.11 provides the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section  2.11(~~e~~d ), of any change to the reference rate upon which the interest rate on ~~Eurodollar Loans or SOFR~~ Term Benchmark Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the ~~London interbank offered rate (or rates referred to in the definition of “LIBO Rate”),~~ Alternate Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity, as~~,~~ the ~~London interbank offered rate (or rates referred to in the definition of “LIBO Rate”), the~~ Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability~~,~~ or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the ~~London interbank offered rate (or rates referred to in the definition of “LIBO Rate”),~~ Alternate Base

Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the ~~London interbank offered rate (or rates referred to in the definition of “LIBO Rate”),~~ Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2

THE CREDITS

Section 2.01 Commitments. (a) Subject to the terms and conditions set forth herein, each ~~Tranche A~~ Lender severally agrees to make ~~Tranche A~~ Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (x) such Lender’s ~~Tranche A~~Revolving Credit Exposure exceeding such Lender’s ~~Tranche A~~ Commitment or (y) the sum of the total ~~Tranche A~~Revolving Credit Exposures exceeding the ~~Aggregate Tranche A~~total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow ~~Tranche A~~ Loans. ~~Tranche A Loans may be ABR Loans or Eurodollar Loans.~~

~~(b) Subject to the terms and conditions set forth herein, each Tranche B Lender severally agrees to make Tranche B Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (x) such Lender’s Tranche B Exposure exceeding such Lender’s Tranche B Commitment or (y) the sum of the total Tranche B Exposure exceeding the Aggregate Tranche B Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Tranche B Loans. Tranche B Loans may be ABR Loans or SOFR Loans.~~

Section 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of ~~(x) Tranche A~~ Loans made by the ~~Tranche A Lenders in accordance with their respective Applicable Percentages and (y) Tranche B Loans made by the Tranche B~~ Lenders in accordance with their respective Applicable Percentages. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of (x) ABR Loans or (y) ~~SOFR Loans and/or Eurodollar~~ Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ~~Eurodollar Loan or SOFR~~ Term Benchmark Loan, as applicable, by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any ~~Eurodollar Borrowing or SOFR~~ Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.19(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than ~~(i)~~ a total of ten ~~Eurodollar Borrowings outstanding and (ii) a total of ten SOFR~~ Term Benchmark Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if any Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or telecopy (a) in the case of a ~~Eurodollar~~ Term Benchmark Borrowing ~~or a SOFR Borrowing~~, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day prior to the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.19(e) may be given not later than 10:00 a.m. New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B-1 attached hereto and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing~~, a Eurodollar Borrowing or a SOFR~~ or a Term Benchmark Borrowing;

(iv) in the case of a ~~Eurodollar Borrowing or a SOFR~~ Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested ~~Eurodollar Borrowing or SOFR~~ Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Borrowing Request for a ~~Eurodollar Borrowing or a SOFR~~ Term Benchmark Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith. As soon as practicable after 10:00 a.m., New York City time, on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the ~~Eurodollar Borrowing or the SOFR~~ Term Benchmark Borrowing, for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

Section 2.04 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.19(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a ~~Eurodollar Borrowing or a SOFR~~ Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a ~~Eurodollar~~ Term

Benchmark Borrowing ~~or a SOFR Borrowing~~, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, ~~a Eurodollar Borrowing or a SOFR~~or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a ~~Eurodollar Borrowing or a SOFR~~ Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a ~~Eurodollar Borrowing or a SOFR~~ Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. Except as otherwise provided herein, an Interest Election Request for conversion to, or continuation of, any ~~Eurodollar Borrowing or any SOFR~~ Term Benchmark Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a ~~Eurodollar Borrowing or a SOFR~~ Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a ~~Eurodollar Borrowing or a~~

~~SOFR~~ Term Benchmark Borrowing, as applicable, with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a ~~Eurodollar Borrowing or a SOFR~~ Term Benchmark Borrowing and (ii) unless repaid, each ~~Eurodollar Borrowing and each SOFR~~ Term Benchmark Borrowing shall, in each case, be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be applied to the Lenders in accordance with their respective Applicable Percentages.

Section 2.07 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (each such promissory note being called a “Note” and all such promissory notes being collectively called the “Notes”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form of Exhibit D attached hereto. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.13), subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or delivery of written notice) or telecopy of any prepayment hereunder (i) in the case of prepayment of a ~~Eurodollar Borrowing or a SOFR~~ Term Benchmark Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans of the Lenders in accordance with their respective Applicable Percentages. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and any costs incurred as contemplated by Section 2.13.

(c) The Borrower shall from time to time prepay the Loans to the extent necessary so that the aggregate principal amount of all outstanding Loans shall not at any time exceed the Commitments then in effect.

Section 2.09 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee (the “Commitment Fee”), which shall accrue at the relevant percentage set forth in the row entitled “Commitment Fee” in the definition of “Applicable Rate” on the average daily amount of the unused Commitment of such Lender during the period from and including the

Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on June 30, 2020; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) ~~(x)~~ to the Administrative Agent for the account of each ~~Tranche A~~ Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to ~~Eurodollar~~ Term Benchmark Loans on the average daily amount of such ~~Tranche A~~ Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure ~~and (y) to the Administrative Agent for the account of each Tranche B Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to SOFR Loans on the average daily amount of such Tranche B Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure,~~ and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment~~, renewal~~ or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Agent Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.10 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each ~~Eurodollar~~ Term Benchmark Borrowing shall bear interest at ~~the Adjusted LIBO Rate~~Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each ~~SO~~RFR Borrowing (if applicable pursuant to Section 2.11) shall bear interest at ~~Term SOFR for the Interest Period in effect for such Borrowing~~Daily Simple SOFR plus the Applicable Rate~~.~~

(d) Notwithstanding the foregoing, at all times when an Event of Default listed in paragraph (a) or (b) of Article 7 has occurred hereunder and is continuing, all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any ~~Eurodollar Loan or any SOFR~~ Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Term SOFR Reference Rate~~,~~ or Term SOFR, ~~Adjusted LIBO Rate or LIBO Rate~~ shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11 Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a ~~Eurodollar Borrowing or a SOFR~~ Term Benchmark Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that, with respect to ~~(x) Eurodollar Borrowings, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time and (y) SOFR~~ Term Benchmark Borrowings, “Term SOFR” cannot be determined pursuant to the definition thereof; or

(ii) the Administrative Agent is advised by the Required Lenders that Term SOFR~~, the Adjusted LIBO Rate or the LIBO Rate, as applicable,~~ for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make ~~SOFR~~ Term Benchmark Loans ~~or Eurodollar Loans, as applicable,~~ and any right of the Borrower to continue ~~SOFR~~ Term Benchmark Loans or ~~Eurodollar Loans, as applicable, or~~ to convert ABR Loans to ~~SOFR Loans or Eurodollar Loans, as applicable,~~ Term Benchmark Loans shall be suspended (to the extent of the affected ~~SOFR~~ Term Benchmark Loans ~~or Eurodollar Loans, as applicable~~, or affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of ~~SOFR~~ Term Benchmark Loans ~~or Eurodollar Loans, as applicable~~ (to the extent of the affected ~~SOFR~~ Term Benchmark Loans ~~or Eurodollar Loans, as applicable~~, or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected ~~SOFR~~ Term Benchmark Loans ~~or Eurodollar Loans, applicable,~~ will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.13.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) ~~or (2)~~ of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~3~~2 ) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

~~(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.~~

(~~d~~c) In connection with the~~,~~ use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(~~e~~d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event~~, a Term SOFR Transition Event or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (~~f~~e ) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, ~~a Eurodollar~~ Term Benchmark Borrowing ~~or a SOFR Borrowing, as applicable,~~ shall be ineffective and (ii) if any Borrowing Request requests a ~~Eurodollar Borrowing or a SOFR~~ Term Benchmark Borrowing, ~~as applicable,~~ such Borrowing shall be made as an ABR Borrowing.

(~~f~~e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate ~~or LIBO Rate~~) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(~~g~~f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a ~~Eurodollar Borrowing or a SOFR~~ Term Benchmark Borrowing, ~~as applicable,~~ of, conversion to or continuation of ~~Eurodollar~~ Term Benchmark Loans ~~or SOFR Loans, as applicable~~, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 2.12 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender ~~(except any such reserve requirement reflected in the Adjusted LIBO Rate)~~ or any Issuing Bank;

(ii) subject the Administrative Agent, any Issuing Bank or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes, but excluding any capital or other non-income taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or the applicable interbank market any other condition, cost or expense (other than Indemnified Taxes and Excluded Taxes) affecting this Agreement, ~~Eurodollar Loans or SOFR~~ Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefore; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13 Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any ~~Eurodollar Loan or SOFR~~ Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any ~~Eurodollar Loan or SOFR~~ Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any ~~Eurodollar Loan or SOFR~~ Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any ~~Eurodollar Loan or SOFR~~ Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a ~~Eurodollar Loan or SOFR~~ Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at ~~the Adjusted LIBO Rate or~~ Term SOFR~~, as applicable~~, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the ~~eurodollar~~relevant interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after making such deduction or withholding for Indemnified Taxes (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section) the Administrative Agent, Issuing Bank or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(b) In addition, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Issuing Bank and each Lender, within 10 days after demand therefore, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, or required to be withheld or deducted from any payment to such recipient by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by an Issuing Bank or a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Issuing Bank or a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Any Foreign Lender, if it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be required by law or requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a portfolio interest certificate in compliance with Section 2.14(f)(iii), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate in compliance with Section 2.14(f)(iii) on behalf of such direct or indirect partner or partners; or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made unless, in the Foreign Lender’s reasonable determination, such completion would subject such Foreign Lender to any material cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

In addition, any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding. In addition, each Lender shall deliver such forms (including those forms required pursuant to Section 2.14(g)) promptly upon the obsolescence or invalidity of any form previously delivered by such Lender or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender failed to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Borrower and the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If any Lender, any Issuing Bank or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that (w) any Lender, any Issuing Bank or the Administrative Agent may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender, such Issuing Bank or the Administrative Agent, whether to seek a refund for any Taxes; (x) any Taxes that are incurred by a Lender, a Issuing Bank or the Administrative Agent as a result of a disallowance or reduction of any Tax refund with respect to which such Lender, such Issuing Bank or the Administrative Agent has made a payment to the Loan Party pursuant to this Section shall be treated as an Indemnified Tax for which the Loan Party is obligated to indemnify such Lender, such Issuing Bank or the Administrative Agent pursuant to this Section without any exclusions or defenses; (y) nothing in this Section shall require any Lender, any Issuing Bank or the Administrative Agent to disclose any confidential information to a Loan Party (including, without limitation, its tax returns); and (z) neither any Lender, any Issuing Bank nor the Administrative Agent shall be required to pay any amounts pursuant to this Section for so long as a Default or Event of Default exists. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(i) Defined Terms. For purposes of this Section 2.14, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.15 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Principal Office and except that payments pursuant to Sections 2.12, 2.13 or 2.14 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), paragraph (d) or (e) of Section 2.19, or paragraph (d) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender, or (iv) any Lender is a Declining Lender under Section 2.20, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees so assigned) or the Borrower (in the case of all other amounts so assigned), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law, and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17 Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 9.02.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17(d); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17(d); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.09(a) or participation fees pursuant to Section 2.09(b)(i) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive participation fees pursuant to Section 2.09(b)(i) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Applicable Percentage of the ~~stated amount~~ available balance of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17(d); and (B) with respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) So long as no Event of Default shall have occurred and be continuing, all or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.17(d).

(b) If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) So long as any Lender is a Defaulting Lender, each Issuing Bank shall not be required to issue, extend~~, renew~~ or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended~~, renewed~~ or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iv) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.17(d).

(d) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.17 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Cash Collateral (or the appropriate portion thereof) provided to reduce each Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.17 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and such Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.17, the Person providing Cash Collateral and such Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.18 Incremental Facility.

(a) The Borrower may, from time to time request that the aggregate amount of the Commitments be increased (x) by having an existing Lender agree in its sole discretion to increase its then existing Commitment (an “Increase Lender”) and/or (y) by adding as a new Lender hereunder any Person (each such Person, an “Assuming Lender”) approved by the Administrative Agent and each Issuing Bank (in each case, such approval not to be unreasonably withheld or delayed) that shall agree to provide a Commitment hereunder (each such proposed increase pursuant to the foregoing clauses (x) and (y) being a “Commitment Increase”), in each case, by notice to the Administrative Agent specifying the amount of the relevant Commitment Increase, the Increase Lender(s) and/or Assuming Lender(s) providing such Commitment Increase and the date on which such Commitment Increase is to be effective (the “Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice; provided, however, that:

(i) the minimum amount of each Commitment Increase shall be $10,000,000 or a larger multiple of $5,000,000;

(ii) the aggregate amount of all Commitment Increases hereunder, together with the aggregate amount of all Incremental Equivalent Debt incurred under Section 2.18(d), shall not exceed, at the time of incurrence thereof, the sum of (the amount available under clauses (A) through (C) below, the “Available Incremental Amount”):

(A) an amount equal to the greater of (x) $~~413,000,000~~991,000,000 and (y) 100% of Consolidated Adjusted EBITDA for the most recently ended Measurement Period for which financial statements have been delivered, plus

(B) the aggregate amount of any permanent optional reductions of Commitments, plus

(C) an unlimited amount such that, after giving effect to the incurrence of such amount (which shall be deemed to include the full amount of any Commitment Increase being implemented at such time assuming that the full amount of such Commitment Increase had been drawn), the Total Net Leverage Ratio would not exceed 2.5 to 1.0 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and calculated on a Pro Forma Basis (but calculating the Total Net Leverage Ratio without netting the cash proceeds from such Loans, and without giving effect to any substantially simultaneous incurrence of Indebtedness made pursuant to clause (~~x~~A) of this Section 2.18(a)(ii));

provided, that the Borrower may elect to use clause (C) of the Available Incremental Amount prior to using clauses (A) or (B) of the Available Incremental Amount, and if both clause (C) and clauses (A) or (B) of the Available Incremental Amount are available, unless otherwise elected by the Borrower, then the Borrower will be deemed to have elected to use clause (~~z~~C) of the Available Incremental Amount first;

(iii) both at the time of any such request and upon the effectiveness of any Commitment Increase, no Default or Event of Default shall have occurred and be continuing or would result from such proposed Commitment Increase (provided that, with respect to any Commitment Increase the primary purpose of which is to finance a Limited Condition Transaction, the requirement pursuant to this Section 2.18(a)(iii) shall be that no Event of Default under clauses (a) or (b) of Article 7 or, solely with respect to the Borrower, clauses (h) or (i) of Article 7, shall exist after giving effect to such Commitment Increase);

(iv) the representations and warranties set forth in Article 3 and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) immediately prior to, and after giving effect to, such Commitment Increase as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date (provided that, with respect to any Commitment Increase the primary purpose of which is to finance a Limited Condition Transaction, the only representations and warranties, the breach or inaccuracy of which shall be a condition to funding, shall be customary “Sungard” representations and warranties (with such representations and warranties to be reasonably determined by the Lenders providing such Commitment Increase); and

(v) ~~(A) prior to the Sixth Amendment Effective Date,~~ any Commitment Increase shall be on terms that are identical to the existing Commitments ~~(other than that certain Commitment Increase effectuated pursuant to the Sixth Amendment) and (B) on and after the Sixth Amendment Effective Date, any Commitment Increase shall be on terms that are identical to the existing Tranche B Commitments.~~.

Each notice by the Borrower under this paragraph shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (iv) above. Notwithstanding anything herein to the contrary, no Lender shall have any obligation hereunder to become an Increase Lender and any election to do so shall be in the sole discretion of each Lender.

(b) Each Commitment Increase (and the increase of the Commitment of each Increase Lender and/or the new Commitment of each Assuming Lender, as applicable, resulting therefrom) shall become effective as of the relevant Increase Date upon receipt by the Administrative Agent, on or prior to 12:00 noon, New York City time, on such Increase Date, of (i) a certificate of a Financial Officer stating that the conditions with respect to such Commitment Increase under this Section 2.18 have been satisfied, (ii) an agreement (a “Commitment Increase Supplement”), in form and substance reasonably satisfactory to the Borrower, each Increase Lender, each Assuming Lender and the Administrative Agent, pursuant to which, effective as of such Increase Date, as applicable, the Commitment of each such Increase Lender shall be increased or each such Assuming Lender shall undertake a Commitment, in each case duly executed by such Increase Lender or Assuming Lender, as the case may be, and the Borrower and acknowledged by the Administrative Agent and (iii) such certificates, legal opinions or other documents from the Borrower reasonably requested by the Administrative Agent in connection with such Commitment Increase. Upon the Administrative Agent’s receipt of a fully executed Commitment Increase Supplement from each Increase Lender and/or Assuming Lender referred to in clause (ii) above, together with the certificates, legal opinions and other documents referred to in clauses (i) and (iii) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Commitment Increase to the Borrower and the Lenders (including, if applicable, each Assuming Lender). At the election of the Administrative Agent in its sole discretion, any Loans outstanding on such Increase Date shall be reallocated among the Lenders (with Lenders making any required payments to each other) to the extent necessary to keep the outstanding Loans ratable with any revised pro rata shares of such Lenders arising from any nonratable increase in the Commitments under this Section 2.18. Upon each such Commitment Increase, the participation interests of the Lenders in the then outstanding Letters of Credit shall automatically be adjusted to reflect, and each Lender (including, if applicable, each Assuming Lender) shall have a participation in each such Letter of Credit equal to, the Lenders’ respective Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit after giving effect to such increase.

(c) This Section shall supersede any provisions in Section 2.15 or Section 9.02 to the contrary.

(d) The Borrower may utilize the Available Incremental Amount in respect of one or more series of senior unsecured notes or term loans, issued in a public offering, Rule 144A or other private placement or loan origination pursuant to an indenture, credit agreement or otherwise, in an aggregate amount not to exceed, together with the aggregate amount of all Commitment Increases, the Available Incremental Amount (“Incremental Equivalent Debt”); provided that such Incremental Equivalent Debt (i) does not have a final maturity date earlier than the latest then applicable Maturity Date (as determined as of the date of incurrence of such Incremental Equivalent Debt) and provides for payments of principal no earlier than such Maturity Date or does not provide for payments of principal in excess of 1.0% per annum, (ii) contains terms customary for similar issuances of Indebtedness at such time (as determined in good faith by the Borrower) (it being understood that, other than in the case of any issuance of a debt security, such terms shall be no more restrictive, taken as a whole (as determined in good faith by the Borrower) than this Agreement and in any event no such Indebtedness (including any debt securities) shall contain any more restrictive financial maintenance covenant), and (iii) to the extent guaranteed, shall not be guaranteed by any Person other than the Loan Parties. To the extent the Borrower provides first lien security for the benefit of all Lenders, the Borrower may utilize the Available Incremental Amount in respect of one or more series of senior secured first lien notes (secured on a pari passu basis with the Obligations) or senior secured junior lien term loans (secured on a junior lien basis to the Obligations), issued in a public offering, Rule 144A or other private placement or loan origination pursuant to an indenture, credit agreement or otherwise, so long as the conditions set forth in the previous sentence are satisfied and (i) such notes or term loans are not secured by any asset that does not also secure the Obligations hereunder on a pari passu basis with liens securing such notes or term loans, and (ii) such notes or term loans shall be subject to customary intercreditor arrangements reasonably satisfactory to the Borrower and the Administrative Agent.

Section 2.19 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Restricted Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue any Letter of Credit (x) the proceeds of which would be paid to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (y) if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank now or hereafter in effect applicable to letters of credit generally.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three Business Days) a written Letter of Credit Request in substantially the form of Exhibit B-2 attached hereto and signed by the Borrower requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application and/or a reimbursement agreement on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the LC Exposure shall not exceed the LC Sublimit, (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments, (iii) the LC Exposure of the applicable Issuing Bank shall not exceed the LC Sublimit applicable to such Issuing Bank and (iv) the Revolving Credit Exposure of the applicable Issuing Bank shall not exceed the Commitment of such Issuing Bank.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after the then-current expiration date at the time of such extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice~~, if such notice is not received prior to such time on the day of receipt~~; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall~~, promptly following its receipt thereof,~~ examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent by telephone (confirmed by telecopy) of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder and, upon receipt of such notice, the Administrative Agent shall promptly notify the Borrower by telephone (confirmed by telecopy) of the same; provided that any failure to give or delay by the Issuing Bank or the Administrative Agent in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.10(~~c~~d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent, any Issuing Bank or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall provide Cash Collateral in an amount equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article 7. Such Cash Collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Resignation of an Issuing Bank. Any Issuing Bank may resign at any time that such Issuing Bank (or its applicable Affiliate) ceases to hold a Commitment hereunder. The Administrative Agent shall notify the Lenders of any such resignation of any Issuing Bank. After the resignation of an Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

Section 2.20 Extension of Maturity Date.

(a) The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders and the Issuing Banks) not less than 30 days prior to the then existing maturity date for Commitments hereunder (the “Existing Maturity Date”), request that the Lenders and the Issuing Banks extend the Existing Maturity Date in accordance with this Section; provided that the Borrower may not make more than two Maturity Date Extension Requests during the term of this Agreement. Each Maturity Date Extension Request shall (i) specify the date to which the Maturity Date is sought to be extended; provided that such date is no more than one calendar year from the then-scheduled Maturity Date, (ii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments (and related Loans) extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date), (iii) specify the amount of Commitments of Consenting Lenders extended to such new Maturity Date required for effectiveness and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided that no such changes or modifications requiring approvals pursuant to Section 9.02(b) shall become effective prior to the then existing Maturity Date unless such other approvals have been obtained. In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender shall have the right to agree or not agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of its Commitment and, if such Lender (or a designated Affiliate of such Lender) is then serving as an Issuing Bank, the LC Sublimit applicable to such Lender (or its designated Affiliate), with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (which shall be no shorter than three Business Days following the delivery of such request) (it being understood (x) that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender and (y) that, in the case of any Lender then serving (or whose designated Affiliate is then serving) as an Issuing Bank, (I) the LC Sublimit applicable to such Lender (or such designated Affiliate) shall not be extended in connection with an extension of such Lender’s Commitments unless so specified by such Lender (or such designated Affiliate), in its capacity as Issuing Bank, in such written notice to the Borrower and (II) for purposes of Section 2.19, the “Maturity Date” applicable to Letters of Credit of an Issuing Bank that has not extended its LC Sublimit will be the Maturity Date in respect of such LC Sublimit that has not been extended). If a Lender elects to extend only a portion of its then existing Commitment, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments held by them, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the Commitments of the Consenting Lenders (including interest and fees payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request, (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained, except that any such other modifications and amendments that do not take effect until the Existing Maturity Date shall not require the consent of any Lender other than the Consenting Lenders) become effective and (iv) in the case of any Consenting Lender then serving (or whose designated Affiliate is then serving) as an Issuing Bank that shall not have agreed to extend the Existing Maturity Date with respect to its LC Sublimit, or shall have agreed to extend the Existing Maturity Date with respect to less than the entire amount of its LC Sublimit, such Issuing Bank shall not have the obligation to issue, amend, extend or increase Letters of Credit following the Extension Effective Date, if after giving effect to any such issuance, amendment, extension or increase, the LC Exposure attributable to Letters of Credit issued by such Issuing Bank that have a stated expiration date after the date that is five days prior to the Existing Maturity Date with respect to the non-extended portion of its LC Sublimit would exceed the extended portion (if any) of such LC Sublimit.

(b) Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.16 and Article 9, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitments subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment assigned to and assumed by it on and after the effective time of such replacement.

(c) If a Maturity Date Extension Request has become effective hereunder, on the Existing Maturity Date, the Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrower shall repay all the Loans of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder (accordingly, the Commitment of any Consenting Lender shall, to the extent the amount of such Commitment exceeds the amount set forth in the notice delivered by such Lender pursuant to paragraph (a) of this Section and to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, be permanently reduced by the amount of such excess, and, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, the Borrower shall prepay the proportionate part of the outstanding Loans of such Consenting Lender, in each case together with accrued and unpaid interest thereon to but excluding the Existing Maturity Date and all fees and other amounts payable in respect thereof on or prior to the Existing Maturity Date), it being understood that such repayments may be funded with the proceeds of new Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Commitments.

(d) Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower.

(e) Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments and Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.06(c) or Section 2.15(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.02(b).

The Borrower, the Administrative Agent and the Consenting Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and its Material Restricted Subsidiaries is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each of the Borrower and the Guarantors has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) except as could not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of the

Borrower or any of its Restricted Subsidiaries, (d) except as could not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument (other than the agreements and instruments referred to in clause (c)) binding upon the Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2019, except for the Specified Circumstances, no event, development or circumstance exists or has occurred that has had or could reasonably be expected to have a material adverse effect on the business, property, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, or on the ability of the Borrower to consummate the Transactions.

Section 3.05 Properties. (a) Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Restricted Subsidiaries owns, or has the valid and enforceable right to use, all Intellectual Property material to its business as currently conducted, free and clear of all Liens other than Liens permitted by Section 6.02, and the operation of such business or the use of such Intellectual Property rights by the Borrower and its Restricted Subsidiaries does not infringe upon, misappropriate, or otherwise violate the rights of any other Person, except for any such infringements, misappropriations, or violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Restricted Subsidiaries have taken commercially reasonable actions to protect and maintain the integrity, operation and security of their material software and systems, and to the knowledge of the Borrower, there have been no material breaches, violations, outages or unauthorized accesses of same, other than those that were resolved without material adverse harm.

Section 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing (including “cease and desist” letters and invitations to take a patent license) against or affecting the Borrower or any of its Restricted Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b) Except with respect to any matter that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

Section 3.07 Compliance with Laws and Agreements; No Default. Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and rights and all indentures, agreements, and other instruments binding upon it or its property and rights, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08 Investment Company Status. None of the Borrower or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.09 Margin Stock. None of the Borrower or any Restricted Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, in violation of Regulation U or Regulation X issued by the Board and all official rulings and interpretations thereunder or thereof.

Section 3.10 Taxes. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of the Borrower and its Restricted Subsidiaries, (ii) such returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Restricted Subsidiaries as a whole for the periods covered thereby and (iii) each of the Borrower and its Restricted Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 3.11 ERISA. (a) Schedule 3.11 to the Disclosure Letter sets forth each material Plan as of the Effective Date. Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred, or is reasonably expected to occur, other than as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) There exists no Unfunded Pension Liability with respect to any Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

(c) None of the Borrower, any Restricted Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any Restricted Subsidiary or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(e) The Borrower, its Restricted Subsidiaries and its ERISA Affiliates have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f) No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA. The Borrower, any Restricted Subsidiary, and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of the Borrower, any Restricted Subsidiary or any ERISA Affiliate have incurred or reasonably expect to incur any liability to PBGC except as could not reasonably be expected to result in material liability, save for any liability for premiums due in the ordinary course or other liability which could not reasonably be expected to result in material liability, and no lien imposed under the Code or ERISA on the assets of the Borrower or any Restricted Subsidiary or any ERISA Affiliate exists or, to the knowledge of the Borrower, is likely to arise on account of any Plan.

None of the Borrower, any Restricted Subsidiary or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(g) Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as could not reasonably be expected to result in a material liability. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries has incurred any material obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 3.12 Disclosure. All written information or oral information provided in formal presentations or in any meeting or conference call with Lenders (other than any projected financial information and other than information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder, as modified or supplemented by other information so furnished and when taken as a whole and together with any information disclosed in the Borrower’s public filings with the Securities and Exchange Commission, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projected financial information is subject to significant uncertainties and contingencies, any of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).

Section 3.13 Restricted Subsidiaries. Schedule 3.13 to the Disclosure Letter sets forth as of the Effective Date a list of all Restricted Subsidiaries and the percentage ownership (directly or indirectly) of the Borrower therein. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests of all Restricted Subsidiaries of the Borrower are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.02.

Section 3.14 Solvency. As of the Effective Date, the Borrower is, individually and together with its Restricted Subsidiaries, and after giving effect to the incurrence of any Indebtedness and obligations being incurred in connection herewith will be, Solvent.

Section 3.15 Anti-Terrorism Law. (a) To the extent applicable, neither the Borrower nor any of its Restricted Subsidiaries is in violation of any legal requirement relating to U.S. economic sanctions or any laws with respect to terrorism or money laundering (collectively, “Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the USA Patriot Act.

(b) None of (x) the Borrower, any of its Restricted Subsidiaries or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (y) to the knowledge of the Borrower, any agent of the Borrower or any Restricted Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Sanctioned Person.

(c) Neither the Borrower nor any of its Restricted Subsidiaries (i) conducts any business with, or engages in making or receiving any contribution of funds, goods or services to or for the benefit of, a Person described in Section 3.15(b)(i)-(v) above, except as permitted under U.S. law, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) The Borrower will not use, and will not permit any of its Restricted Subsidiaries to use, the proceeds of the Loans or use any Letters of Credit or otherwise make available any proceeds to any Person described in Section 3.15(b)(i)-(v) above, for the purpose of financing the activities of any Person described in Section 3.15(b)(i)-(v) above, in any Sanctioned Country or in any other manner that would violate any Anti-Terrorism Laws or Sanctions by any party hereto.

Section 3.16 Anti-Corruption Laws and Sanctions. (a) No part of the proceeds of the Loans and no Letters of Credit will be used by the Borrower or any of its Restricted Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any applicable Anti-Corruption Law.

(b) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Restricted Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

Section 3.17 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE 4

CONDITIONS

Section 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a Note executed by the Borrower in favor of each Lender requesting a Note in advance of the Effective Date.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors of the Borrower and the Guarantors approving the transactions contemplated by the Loan Documents to which each such Loan Party is a party and the execution and delivery of such Loan Documents to be delivered by such Loan Party on the Effective Date, and all documents evidencing other necessary organizational action and governmental approvals, if any, with respect to the Loan Documents and (ii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of the Guarantors and the Borrower and authorization of the transactions contemplated hereby.

(e) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor certifying the names and true signatures of the officers of such entity authorized to sign the Loan Documents to which it is a party, to be delivered by such entity on the Effective Date and the other documents to be delivered hereunder on the Effective Date.

(f) The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed on behalf of the Borrower by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 as of the Effective Date, and (ii) a certificate, dated the Effective Date and signed on behalf of the Borrower by the chief financial officer of the Borrower, certifying that, as of the Effective Date, the Borrower is, individually and together with its Restricted Subsidiaries, and after giving effect to the incurrence of any Indebtedness and obligations being incurred in connection herewith will be, Solvent.

(g) The Lenders, the Administrative Agent and each Arranger shall have received all fees required to be paid by the Borrower on the Effective Date, and all expenses required to be reimbursed by the Borrower for which invoices have been presented at least three business days prior to the Effective Date, on or before the Effective Date.

(h) The Administrative Agent shall have received, to the extent reasonably requested by any of the Lenders at least five Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(i) The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower for the three most recent fiscal years ended at least 90 days prior to the Effective Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and at least 45 days prior to the Effective Date as to which such financial statements are available.

(j) The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Administrative Agent.

(k) The Administrative Agent shall have received satisfactory evidence that the Revolving Credit Agreement, dated as of November 2, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date of this Agreement), among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, shall have been terminated and all amounts thereunder shall have been paid in full.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article 8, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing consisting solely of a conversion of Loans of one Type to another Type or a continuation of a ~~Eurodollar Loan or SOFR~~ Term Benchmark Loan following the expiration of the applicable Interest Period), of the applicable Issuing Bank to issue, amend~~, renew~~ or extend any Letter of Credit, and the effectiveness of any Commitment Increase pursuant to Section 2.18 (subject to the provisions of Section 1.04 in the case of any Commitment Increase for use in a Limited Condition Transaction) or any extension of the Maturity Date pursuant to Section 2.20 (each of the foregoing, a “Credit Extension”), is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Extension, except that (i) for purposes of this Section, the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) (subject, in the case of unaudited financial statements furnished pursuant to clause (b), to year-end audit adjustments and the absence of footnotes), respectively, of Section 5.01, (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (iii) to the extent that such representations and warranties are already qualified or modified by materiality in the text thereof, they shall be true and correct in all respects;

(b) At the time of and immediately after giving effect to such Credit Extension, no Default shall have occurred and be continuing; and

(c) At the time of and immediately after giving effect to such Credit Extension, the Borrower would be in compliance with the financial covenant set forth in Section 6.09 whether or not such covenant would otherwise be tested on and as of the date of such Credit Extension.

Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied as of the date thereof.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations (other than contingent obligations as to which no claim has been made) payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, or shall have been Cash Collateralized in an amount not less than the Minimum Collateral Amount, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the Maturity Date) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit F attached hereto (i) certifying as to whether a Default has occurred and is continuing as of the date thereof and, if a Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating the Total Net Leverage Ratio for the Measurement Period ending on the last day of the applicable fiscal quarter or fiscal year for which such financial statements are being delivered, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01(b) and (c) and Section 6.09 as of the last day of the applicable fiscal quarter or fiscal year for which such financial statements are being delivered, (iv) setting forth the amount of Restricted Payments made pursuant to Section 6.04(viii) during the respective fiscal quarter or fiscal year and demonstrating compliance with such Section 6.04(viii), (v) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04 had an impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate and (vi) setting forth a description of any registered patents, registered trademarks or registered copyrights acquired, exclusively licensed or developed by the Borrower and its Restricted Subsidiaries since the Effective Date or the date of the most recent certificate delivered pursuant to this Section 5.01(c) prior to the date thereof, as applicable;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Securities and Exchange Commission, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto, provided, that such information shall be deemed to have been delivered on the date on which such information has been posted on the Borrower’s website on the Internet on the investor relations page at https://squareup.com (or any successor page) or at http://www.sec.gov; and

(e) promptly following any request in writing (including any electronic message) therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

(f) if any Subsidiary has been designated as an Unrestricted Subsidiary, concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of the Borrower and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.

Information required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such information, or provides a link thereto on the Borrower’s website on the Internet on the investor relations page at https://squareup.com (or any successor page) or at http://www.sec.gov; or (ii) on which such information is posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Material Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of organization and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (ii) none of the Borrower or any of its Material Restricted Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.04 Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities that, if unpaid, would become a Lien upon any properties of the Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 6.02, in both cases except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) to the extent required by GAAP, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower or such Restricted Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section, none of the Borrower or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third party contract legally binding on the Borrower or its Restricted Subsidiaries or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.

Section 5.07 ERISA-Related Information. The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests): (a) promptly and in any event within 15 days after the Borrower, any Restricted Subsidiary or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B); (b) promptly and in any event within 30 days after the Borrower, any Restricted Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Borrower, Restricted Subsidiary, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; (c) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (ii) the existence of potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Restricted Subsidiary and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, (iii) the adoption of, or the commencement of contributions to, any Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by the Borrower, any Restricted Subsidiary or any ERISA Affiliate, or (iv) the adoption of any amendment to a Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which results in a material increase in contribution obligations of the Borrower, any Restricted Subsidiary or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower; and (d) if, at any time after the Effective Date, the Borrower, any Restricted Subsidiary or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan which is not set forth in Schedule 3.11 to the Disclosure Letter, then the Borrower shall deliver to the Administrative Agent an updated Schedule 3.11 to the Disclosure Letter as soon as practicable, and in any event within 20 days after the Borrower, such Restricted Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), thereto.

Section 5.08 Compliance with Laws and Agreements. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and rights and all indentures, agreements, and other instruments binding upon it or its property and rights, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

Section 5.09 Use of Proceeds. The Letters of Credit and the proceeds of the Loans and will be used only for working capital and general corporate purposes, including, without limitation, for stock repurchases under stock repurchase programs approved by the Borrower and for acquisitions not prohibited hereunder. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.10 Guarantors. If, as of the date of the most recently available financial statements delivered pursuant to Section 5.01(a) or (b), as the case may be, any Person shall have become a Material Domestic Restricted Subsidiary, then the Borrower shall, (i) in the case of an Unrestricted Subsidiary becoming a Material Domestic Restricted Subsidiary, substantially concurrently with the redesignation or deemed redesignation thereof as a Restricted Subsidiary pursuant to Section 5.12 or (ii) otherwise, within 30 days (or such longer period of time as the Administrative Agent may agree in its sole discretion) after delivery of such financial statements, cause such Material Domestic Restricted Subsidiary to (i) enter into a guaranty agreement (a “Guaranty”) in substantially the form of Exhibit E hereto, or, if a Guaranty has previously been entered into by a Material Domestic Restricted Subsidiary (and remains in effect), a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent to such Guaranty and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions consistent with the legal opinions delivered on the Effective Date, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that the Borrower and its Restricted Subsidiaries shall not be required to take any action under this Section 5.10 if prior to the end of such 30 day period (or such longer period of time as the Administrative Agent may agree in its sole discretion) such Person ceases to be a Material Domestic Restricted Subsidiary as a result of a transfer of assets from such Person to the Borrower in a transaction or transactions permitted under this Agreement.

Section 5.11 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, the Borrower will (a) correct any error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to assure, preserve, protect and confirm more effectively unto the Lenders, or the Administrative Agent for the benefit of the Lenders, the rights granted to the Lenders, or the Administrative Agent for the benefit of the Lenders, under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party.

Section 5.12 Designation of Restricted and Unrestricted Subsidiaries.

(a) The board of directors (or a committee thereof) or chief financial officer of the Borrower may designate any Subsidiary of the Borrower, including a newly acquired or created Subsidiary of the Borrower, to be an Unrestricted Subsidiary if it meets the following qualifications:

(i) (A) such Subsidiary does not own any Equity Interest of the Borrower or any other Restricted Subsidiary of the Borrower and (B) such Subsidiary does not own any Material Intellectual Property;

(ii) any Guarantee or other credit support thereof by the Borrower or any Restricted Subsidiary of the Borrower is permitted under Section 6.01 or Section 6.08;

(iii) neither the Borrower nor any Restricted Subsidiary of the Borrower has any obligation to subscribe for additional Equity Interests of such Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Section 6.01 or Section 6.08;

(iv) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result from such designation; and

(v) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any other Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower.

Once so designated, the Subsidiary will remain an Unrestricted Subsidiary, subject to Section 5.12(b). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower or the applicable Restricted Subsidiary therein at the date of designation in an amount equal to the fair market value of the Borrower’s or the applicable Restricted Subsidiary’s Investment therein.

(b) A Subsidiary previously designated as an Unrestricted Subsidiary which fails to meet the qualifications set forth in subsections (a)(i), (a)(ii), (a)(iii), (a)(iv) or (a)(v) of this Section 5.12 will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in subsection (d) of this Section 5.12. The board of directors (or a committee thereof) or the chief financial officer of the Borrower may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if no Event of Default exists at the time of the designation and the designation would not cause an Event of Default.

(c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(i) all existing Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower held by it will be deemed issued or incurred, as applicable, at that time, and all Liens on property of the Borrower or a Restricted Subsidiary of the Borrower securing its obligations will be deemed incurred at that time;

(ii) all Investments therein previously charged under Section 6.08 will be credited thereunder;

(iii) all existing transactions between it and the Borrower or any Restricted Subsidiary of the Borrower (including Investments of the Borrower or any Restricted Subsidiary in such Subsidiary) will be deemed entered into at that time;

(iv) it will be automatically released at that time from its Guaranty, if any; and

(v) it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.

(d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary pursuant to Section 5.12(b),

(i) all of its Indebtedness, Liens and Investments of such Subsidiary will be deemed incurred at that time for purposes of Section 6.01 and Section 6.02, as applicable;

(ii) if it is a Material Domestic Restricted Subsidiary, it shall be required to become a Guarantor pursuant to Section 5.10; and

(iii) it will be subject to the provisions of this Agreement as a Restricted Subsidiary.

(e) Any designation by the board of directors (or a committee thereof) or chief financial officer of the Borrower of a Subsidiary as an Unrestricted Subsidiary after the Effective Date will be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that the designation complied with the foregoing provisions.

ARTICLE 6

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations (other than contingent obligations as to which no claim has been made) payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, or shall have been Cash Collateralized in an amount not less than the Minimum Collateral Amount, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness other than:

(a) Indebtedness that is not Specified Indebtedness;

(b) Specified Indebtedness constituting Capital Lease Obligations and Purchase Money Indebtedness; provided that the aggregate principal amount of Indebtedness pursuant to this clause (b) shall not exceed $215,000,000 at any time outstanding;

(c) Specified Indebtedness constituting (i) Incremental Equivalent Debt and (ii) Indebtedness of Restricted Subsidiaries that are not Guarantors; provided that the amount of Indebtedness under this clause (ii) shall not exceed $50,000,000 and the Available Incremental Amount shall be reduced by any Indebtedness incurred under this clause (ii);

(d) Obligations under the Loan Documents;

(e) any Permitted Convertible Indebtedness in an aggregate principal amount not to exceed $~~3,600,000,000~~4,000,000,000 at any time outstanding; provided that no Default or Event of Default has occurred and is continuing at the time of issuance of such Indebtedness;

(f) Specified Indebtedness incurred by a Securitization Subsidiary;

(g) Specified Indebtedness incurred pursuant to the PPPLF in an aggregate principal amount not to exceed $1,000,000,000 at any time outstanding; and

(h) Specified Indebtedness outstanding as of the Fifth Amendment Effective Date under the (x) Zero Coupon Convertible Notes due 2026 issued by Afterpay Limited, a company incorporated under the laws of Australia and (y) Convertible Promissory Note issued by Clearpay (Europe) Limited, a company incorporated under the laws of England and Wales (“Clearpay”), pursuant to that certain Agreement for the Sale and Purchase of the Entire Issued Share Capital of Pagantis, S.A.U. and PMT Technology S.L.U, dated as of August 21, 2020, by and between NBQ Corporate, S.L.U. and Clearpay.

Notwithstanding the foregoing, (i) any Indebtedness owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be permitted only to the extent subordinated to the Obligations on customary terms reasonably satisfactory to the Administrative Agent~~.~~ and (ii) in determining compliance with any basket in this Section 6.01 or in the determination of Available Incremental Amount or Incremental Equivalent Debt or any ratio, including the determination of Total Net Leverage Ratio, for any purpose under this Agreement, the determination shall be made on a pro forma basis after giving effect to any intended application of the net proceeds of the incurrence of Indebtedness to refinance, renew, replace, defease, satisfy or refund existing Indebtedness, including the application of such net proceeds within 180 days of the incurrence of such Indebtedness or deposit of such amount within such period with a trustee or similar entity, in each case, in connection with a call, redemption, repurchase or other acquisition for value of existing Indebtedness or satisfaction and discharge or similar process in respect of such existing Indebtedness.

Section 6.02 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02 to the Disclosure Letter and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary other than improvements thereon or proceeds thereof and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, extensions, renewals or replacements;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary (other than pursuant to a redesignation or deemed redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary as provided in Section 5.12); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, extensions, renewals or replacements;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness that is not prohibited by Section 6.01, (ii) such security interests and the Indebtedness secured thereby are initially incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary other than additions, accessions, parts, attachments or improvements thereon or proceeds thereof;

(e) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(f) the interest and title of a lessor under any lease or sublease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;

(g) in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(h) in the case of any joint venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(i) Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;

(j) Liens on earnest money deposits of cash or Cash Equivalents made in connection with any acquisition not prohibited hereunder;

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the banks, securities intermediaries or other depository institutions with which such accounts are maintained, securing amounts owing to such institutions with respect to cash management and operating account arrangements;

(l) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(m) Liens securing overdraft and similar obligations that arise in connection with Payment Processing Arrangements; provided that the property covered by such Liens is limited to the Payment Processing Accounts, amounts due from payment processing counterparties and similar assets arising in connection with the Payment Processing Arrangements and the overdraft or similar obligations so secured are outstanding no longer than two Business Days after the date of their incurrence;

(n) Liens to secure Incremental Equivalent Debt to the extent permitted or provided for under Section 2.18(d);

(o) Liens on Securitization Assets incurred in connection with a Securitization Facility and Liens on any Securitization Assets transferred in connection with a Receivables Financing Transaction, including Liens on assets securing the Standard Securitization Undertakings and Liens on such Securitization Assets resulting from UCC filings or from re-characterization of any such sale as a financing or a loan;

(p) other Liens securing obligations in an aggregate amount at any time outstanding not to exceed the greater of (x) $250,000,000 and (y) 5.0% of Consolidated Net Tangible Assets as of the last day of the most recently ended Measurement Period for which financial statements have been delivered; and

(q) Liens on PPP Loans securing Specified Indebtedness incurred pursuant to Section 6.01(g).

Section 6.03 Fundamental Changes; Dispositions. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) Dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i) any Subsidiary or any other Person may merge into or consolidate with the Borrower in a transaction in which the surviving entity is (x) the Borrower or (y) a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, which corporation shall (A) shall expressly assume, prior to or substantially concurrently with the consummation of such transaction, by a written instrument in form and substance reasonably satisfactory to the Administrative Agent, all the Obligations of the Borrower under the Loan Documents; (B) cause to be delivered to the Administrative Agent and the Lenders such legal opinions as the Administrative Agent may reasonably request in connection with the matters specified in the preceding clause (A) and (C) provide such documentation and information as each Lender or the Administrative Agent reasonably requests in connection with applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(ii) any Person (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity or the surviving entity becoming a Guarantor as part of the transaction);

(iii) any Restricted Subsidiary may Dispose of its assets to the Borrower or to another Restricted Subsidiary;

(iv) any Loan Party may Dispose of its assets to any other Loan Party;

(v) in connection with any acquisition, any Restricted Subsidiary may merge into or consolidate with any other Person, so long as the Person surviving such merger or consolidation shall be a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity or the surviving entity becoming a Guarantor as part of the transaction);

(vi) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(vii) any Restricted Subsidiary may merge into or consolidate with any other Person in a transaction not otherwise prohibited hereunder and all or substantially all of the Equity Interests of any Restricted Subsidiary may be Disposed of, so long as the aggregate consideration received in respect of all such mergers, consolidations or Dispositions would constitute a transaction permitted under Section 6.03(b).

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to Dispose of, to any Person, in one transaction or a series of transactions, any property of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, including, in the case of any Restricted Subsidiary, issuing or selling any Equity Interests of such Restricted Subsidiary to any Person, except for:

(i) any Disposition of property or rights by the Borrower or a Restricted Subsidiary or issuance of Equity Interests of a Restricted Subsidiary, in either case, not constituting an Asset Sale; and

(ii) so long as no Default or Event of Default then exists or would result therefrom, any other Disposition of property or rights by the Borrower or a Restricted Subsidiary or sale of Equity Interests of a Restricted Subsidiary; provided that (x) the aggregate consideration received in respect of all such Dispositions pursuant to this clause (ii) shall not exceed the greater of (A) $900,000,000 and (B) 20% of Total Assets as of the date of Disposition, and (y) the consideration for such assets shall be in an amount at least equal to the fair market value thereof.

Notwithstanding the foregoing in this Section 6.03(b), in no event shall this Section 6.03(b) permit the Borrower or any Restricted Subsidiary to Dispose of any Material Intellectual Property to an Unrestricted Subsidiary other than, to the extent the ILC Subsidiary is designated as an Unrestricted Subsidiary, the non-exclusive licensing to the ILC Subsidiary (for use and benefit solely by the ILC Subsidiary and which non-exclusive licenses are not assignable or sublicensable to other Persons) of Material Intellectual Property for the purpose of the ILC Subsidiary’s business comprised of the making of loans authorized to be made pursuant to its charter and the acceptance of deposits and the provision of related banking depository services.

Section 6.04 Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make any Restricted Payments with respect to the Borrower or any of its Restricted Subsidiaries, except:

(i) any Restricted Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any direct or indirect wholly owned Restricted Subsidiary of the Borrower, and any non-wholly owned Restricted Subsidiary may make Restricted Payments to the Borrower or any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary ratably based on their relative ownership interests of the relevant class of Equity Interests;

(ii) the Borrower may declare and make dividends payable solely in additional shares of the Borrower’s common stock;

(iii) the Borrower may repurchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities or, so long as no Default or Event of Default then exists or would result therefrom, make cash settlement payments upon the exercise of warrants to purchase its Equity Interests, or “net exercise” or “net share settle” warrants;

(iv) the Borrower may redeem or otherwise cancel Equity Interests or rights in respect thereof granted to (or make payments on behalf of) directors, officers, employees or other providers of services to the Borrower and the Restricted Subsidiaries in an amount required to satisfy tax withholding obligations relating to the vesting, settlement or exercise of such Equity Interests or rights;

(v) the Borrower or any Restricted Subsidiary may make any Restricted Payment that has been declared by the Borrower or such Restricted Subsidiary, so long as (A) such Restricted Payment was permitted under clause (viii) of this Section 6.04 at the time so declared and (B) such Restricted Payment is made within 30 days of such declaration;

(vi) the Borrower may repurchase Equity Interests pursuant to any accelerated stock repurchase or similar agreement; provided that the payment made by the Borrower with respect to such repurchase was permitted under clause (viii) of this Section 6.04 at the time made as if it was a Restricted Payment made by the Borrower at such time;

(vii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, management, employees or other eligible service providers of the Borrower or its Restricted Subsidiaries;

(viii) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may declare or make Restricted Payments if the amount of the Restricted Payment does not exceed the sum of (A) an aggregate amount equal to the greater of (x) $~~413,000,000~~991,000,000 and (y) 100% of Consolidated Adjusted EBITDA for the most recently ended Measurement Period for which financial statements have been delivered, plus (B) an unlimited amount if after giving effect to such Restricted Payment on a Pro Forma Basis the Total Net Leverage Ratio for the most recent Measurement Period then ended is less than 2.0:1.0 (but without giving effect to any substantially simultaneous Restricted Payment on a Pro Forma Basis or portion thereof made pursuant to clause (A) of this Section 6.04(viii)); provided that Restricted Payments utilizing this Section 6.04(viii) shall be deemed to be incurred under clause (B) to the extent there is capacity thereunder and if a Restricted Payment is to be incurred under both clauses (A) and (B), it will be deemed to have been incurred first under clause (B) to the extent of the capacity thereunder and then any remaining amount shall be deemed incurred under clause (A);

(ix) the Borrower may make any Restricted Payments and/or payments or deliveries in shares of common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) (and cash in lieu of fractional shares) and/or cash pursuant to the terms of, and otherwise perform its obligations under, any Permitted Convertible Indebtedness (including, without limitation, making payments of interest and principal thereon, making payments due upon required repurchase thereof and/or making payments and deliveries due upon conversion thereof);

(x) the Borrower may pay the premium in respect of, and otherwise exercise and/or perform its obligations under, any Permitted Bond Hedge Transaction;

(xi) the Borrower may make any Restricted Payments and/or payments or deliveries pursuant to the terms of, and otherwise perform its obligations under, any Permitted Warrant Transaction (including, without limitation, making payments and/or deliveries due upon exercise and settlement or unwinding or termination thereof); and

(xii) distributions or payments of Securitization Fees.

Section 6.05 Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or of any Restricted Subsidiary to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.05 to the Disclosure Letter (and shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restrictions or conditions taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or assets of the Borrower or any Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement or restriction or condition in effect at the time any Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to (x) Incremental Equivalent Debt or (y) any other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, subleases and sublicenses and other contracts restricting the assignment thereof, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing Indebtedness not prohibited by Section 6.01; provided that such restrictions and conditions are customary for such Indebtedness (as determined in the good faith judgment of Borrower), (ix) the foregoing shall not apply to restrictions created in connection with any Securitization Facility or Receivables Financing Transaction that, in the good faith determination of the Borrower, are necessary or advisable to effect such Securitization Facility or Receivables Financing Transaction; and (x) the foregoing shall not apply to (x) restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business, (y) restrictions set forth in Payment Processing Arrangements; provided that such restrictions are on customary terms and consistent with those contained in Payment Processing Arrangements entered into in the ordinary course of business, or (z) restrictions imposed by or restrictions in agreements required by Governmental Authorities regulating any Restricted Subsidiaries, including those in the nature of liquidity or capital maintenance, financial support or reserves or similar requirements.

Section 6.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among the Borrower and its Restricted Subsidiaries and not involving any other Affiliate except as otherwise permitted hereunder), except (a) on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) payment of customary directors’ fees, reasonable out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers or other employees of the Borrower or any of its Restricted Subsidiaries, (c) transactions approved by a majority of the disinterested directors on the audit committee of the Borrower’s board of directors, (d) any transaction involving amounts less than $2,500,000 individually and $25,000,000 in the aggregate and (e) any Restricted Payment permitted by Section 6.04.

Section 6.07 Use of Proceeds. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Restricted Subsidiaries and its or their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing or use any Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.08 Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make or own any Investment in any Person, except:

(a) Investments in cash and Cash Equivalents and Marketable Securities;

(b) Investments by the Borrower in or to any Restricted Subsidiary and by any Restricted Subsidiary in or to the Borrower or any other Restricted Subsidiary;

(c) other Investments; provided that, at the time any such Investment is made, no Default or Event of Default exists or would result therefrom, and such Investment does not exceed an aggregate amount equal to the sum of (A) an amount equal to the greater of (x) $~~413,000,000~~991,000,000 and (y) 100% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Measurement Period for which financial statements have been delivered and calculated on a Pro Forma Basis, plus (B) an unlimited amount so long as the Total Net Leverage Ratio for the most recently ended Measurement Period for which financial statements have been delivered, calculated on a Pro Forma Basis, is less than 2.00:1.00, plus (C) any return of capital from previous Investments made under this Section 6.08(c), less (D) any amount previously utilized under clauses (A) and (C);

(d) loans and advances to employees or other providers of services of Borrower and its Restricted Subsidiaries in an amount not to exceed $10,000,000;

(e) Investments described in Schedule 6.08 to the Disclosure Letter;

(f) Swap Agreements which constitute Investments;

(g) trade receivables in the ordinary course of business;

(h) guarantees to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(j) lease, utility and other similar deposits in the ordinary course of business;

(k) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary;

(l) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect any Securitization Facility (including distributions or payments of Securitization Fees) or any obligation in respect of a Standard Securitization Undertaking in connection therewith (including the contribution or lending of Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Borrower or any Restricted Subsidiary or to otherwise fund required reserves);

(m) Acquisitions; provided that (i) if as a result of such Acquisition such Person becomes a Subsidiary, if such Person is a Material Domestic Restricted Subsidiary, it shall be required to become a Guarantor pursuant to Section 5.10 and (ii) immediately after giving effect to such Acquisition, the Borrower shall be in compliance with the financial covenant set forth in Section 6.09 whether or not such covenant would otherwise be tested on and as of the date; and

(n) the purchase of any Permitted Bond Hedge Transaction by the Borrower and the performance of its obligations thereunder.

For purposes of covenant compliance with this Section 6.08, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

Notwithstanding the foregoing in this Section 6.08, in no event shall this Section 6.08 permit the Borrower or any Restricted Subsidiary to make any Investment in the form of any Material Intellectual Property to an Unrestricted Subsidiary other than, to the extent the ILC Subsidiary is designated as an Unrestricted Subsidiary, the non-exclusive licensing to the ILC Subsidiary (for use and benefit solely by the ILC Subsidiary and which non-exclusive licenses are not assignable or sublicensable to other Persons) of Material Intellectual Property for the purpose of the ILC Subsidiary’s business comprised of the making of loans authorized to be made pursuant to its charter and the acceptance of deposits and the provision of related banking depository services.

Section 6.09 Financial Covenant. The Borrower will not permit the aggregate amount of Liquidity, as of the last day of each fiscal quarter, to be less than $250,000,000.

ARTICLE 7

EVENTS OF DEFAULT

If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or shall fail to Cash Collateralize any Obligation when and as required pursuant to the terms of this Agreement;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (solely with respect to the Borrower’s existence), Section 5.09 or in Article 6;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article of this Agreement), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable grace period, if any;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) any redemption, repurchase, conversion or settlement with respect to any convertible debt instrument (including any termination of any related Swap Agreement) pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or (z) an early payment requirement, unwinding or termination with respect to any Swap Agreement except (i) an early payment, unwinding or termination that results from a default or non-compliance thereunder by the Borrower or any Restricted Subsidiary, or another event of the type that would constitute an Event of Default or (ii) an early termination of such Swap Agreement by the counterparty thereto;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) except as may otherwise be permitted under Section 6.03, the Borrower or any Material Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment and such action shall not be stayed;

(l) one or more ERISA Events shall have occurred, other than as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 8

THE AGENTS

Section 8.01 Appointment of Administrative Agent. Goldman Sachs Bank USA is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Goldman Sachs Bank USA to act as Administrative Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article 8 are solely for the benefit of the Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Restricted Subsidiaries. As of the Effective Date, each Arranger shall not have any obligations but shall be entitled to all benefits of this Article 8. Each Arranger may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower.

Section 8.02 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 8.03 General Immunity. (a) No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Revolving Credit Exposures or the component amounts thereof.

(b) No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Restricted Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02).

(c) The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.03 and of Section 8.06 shall apply to any the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.03 and of Section 8.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 8.04 Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 8.05 Lenders’ Representations, Warranties and Acknowledgment. (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Restricted Subsidiaries in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Restricted Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment and Assumption or a Joinder Agreement and funding its Loans on or after the Effective Date or by the funding of any New Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Issuing Bank or Lender, as applicable on the Effective Date or as of the date of funding of such New Loans.

Section 8.06 Right to Indemnity. Each Lender, in proportion to its Applicable Percentage, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Applicable Percentage thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 8.07 Successor Administrative Agent. The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums held under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the Loan Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article). After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 8 and Section 9.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

Section 8.08 Guaranty. (a) Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty and the Loan Documents.

Subject to Section 9.02, without further written consent or authorization from any Lender, the Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 9.17 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02) have otherwise consented.

(b) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent, for the benefit of the Lenders in accordance with the terms hereof and thereof.

(c) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements) have been paid in full and all Commitments have terminated or expired and no Letter of Credit shall be outstanding or subject to any pending draw, upon request of the Borrower, the Administrative Agent shall take such actions as shall be required to release all guarantee obligations provided for in any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 8.09 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.10 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, The Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.09 and 9.03 allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 9.03. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 9.03 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or the Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.11 Erroneous Payment. (a) Each Lender and each Issuing Bank hereby agrees that (i) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) and demands the return of such Erroneous Payment

(or a portion thereof, such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any Issuing Bank under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender and each Issuing Bank hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender or Issuing Bank otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender and each Issuing Bank agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(d) Each party’s obligations under this Section 8.11 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at:

~~Square~~Block, Inc.

~~1455 Market Street~~1955 Broadway, Suite 600

~~San Francisco~~Oakland, CA ~~94103~~94612

Attention: Chief Financial Officer and Chief Operating Officer

Email: ~~treasury-external~~treasury@squareup.com; with a copy to

~~legalnotices~~securities@squareup.com

(ii) if to the Administrative Agent, to it at:

Goldman Sachs Bank USA

200 West Street

New York, NY 10282

Attention: SBD Operations

Email: gs-dallas-adminagency@ny.email.gs.com and

gs-sbdagencyborrowernotices@ny.email.gs.com

Reference: ~~Square~~Block, Inc.

Telephone No: (972) 368-2323

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(iv) if to Goldman Sachs Bank USA, as an Issuing Bank, to it at:

Goldman Sachs Bank USA

200 West Street

New York, NY 10282

Telecopy: (646) 769-7700

(v) if to Sumitomo Mitsui Banking Corporation, as an Issuing Bank, to it at:

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, NY 10172

Telecopy: (212) 224-4566

(vi) With respect to any other Issuing Bank, at its address provided by notice to the other parties hereto.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d) The Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders and the Issuing Banks by posting the Communications on Debt Domain, IntraLinks, Syndtrak, the Internet or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).

Section 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such amendment, waiver or consent shall: (i) extend or increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, however, that notwithstanding clause (ii) or (iii) of this Section 9.02(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.10(~~c~~d), (iv) change Section 2.15(b), Section 2.15(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of any Guaranty, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Article 8 or Section 9.17 (in which case such release may be made by the Administrative Agent acting alone), (vi) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vii) waive any condition set forth in Section 4.01 (other than as it relates to the payment of fees and expenses of counsel), or, in the case of any Loans made on the Effective Date, Section 4.02, without the written consent of each Lender. Notwithstanding anything to the contrary herein, (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or any Issuing Bank, as the case may be, (B) this Agreement may be amended to provide for a Commitment Increase in the manner contemplated by Section 2.18 and the extension of the Maturity Date as contemplated by Section 2.20, and (C) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency, so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Arranger and their respective Affiliates, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and each Arranger, taken as a whole, (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single regulatory counsel and a single local counsel in each appropriate jurisdiction) in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment~~, renewal~~ or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, each Arranger, any Issuing Bank or any Lender, including, without limitation, the fees, disbursements and other charges of one firm of counsel for the Administrative Agent and each Arranger, taken as a whole (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single regulatory counsel and a single local counsel in each appropriate jurisdiction and in the case of an actual or potential conflict of interest where the Administrative Agent or any Arranger informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party, successor, partner, representative or assign of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs or reasonable and documented expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available, (w) with respect to Taxes and amounts relating thereto (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), the indemnification for which shall be governed solely and exclusively by Section 2.14, (x) to the extent that such losses, claims, damages, liabilities, costs or reasonable and documented expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) if arising from a material breach by such Indemnitee or one of its Affiliates of its obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment), or (z) if arising from any dispute between and among Indemnitees that does not involve an act or omission by the Borrower or its Restricted Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against the Administrative Agent or any Arranger in such capacity. The Borrower will not be required to indemnify any Indemnitee for any amount paid or payable by such Indemnitee in the settlement of any such indemnified losses, claims, damages, liabilities, costs or reasonable and documented expenses which is entered into by such Indemnitee without the Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that (A) the Borrower shall be deemed to consent to such settlement if it does not respond to the Indemnitee’s request within 5 Business Days; (B) the foregoing indemnity will apply if the Borrower shall have been offered an opportunity to assume the defense of such matter and shall have declined to do so and (C) the foregoing indemnity will apply if there is a final judgment for the plaintiff in such proceeding. In the case of any proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such proceeding is brought by the Borrower, any of its securityholders or creditors, an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto.

(c) Without limiting in any way the indemnification obligations of the Borrower pursuant to Section 9.03(b) or of the Lenders pursuant to Section 8.06, to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee or the Borrower or any of its Restricted Subsidiaries, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(d) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (but not to the Borrower or an Affiliate thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender, or an Approved Fund; and

(C) each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party, (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) any natural person; and

(F) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the

Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 9.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and amounts on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 9.04(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.15(d) or Section 8.06, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (but not to the Borrower or an Affiliate thereof) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Change in Law requiring a payment under Sections 2.12 or 2.14, as applicable, that occurs after the Participant acquired the applicable participation. Participants entitled to the benefits of Sections 2.12, 2.13 and 2.14 are entitled to such benefits subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender).

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding or subject to any pending draw and so long as the Commitments have not expired or terminated. The provisions of Section 2.12, Section 2.13, Section 2.14 and Section 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, the resignation of the Administrative Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement. To the extent any of the Lenders (through the Administrative Agent) may reasonably request, the Borrower shall provide a manually executed signature to this Agreement as soon as reasonably practicable following such request (but not prior to the lifting of any applicable stay at home orders).

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided, further, that no Lender shall have a right of setoff with respect to Obligations of the Borrower under this Agreement against the Payment Processing Accounts. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. (a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, and agents, including accountants, legal counsel and other professionals, experts or advisors, or to any credit insurance provider relating to the Borrower and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby and who are informed of the confidential nature of such Information and instructed to keep such Information confidential, (ii) to the extent requested by any rating agency or regulatory authority, examiner regulating banks or banking, or other self-regulatory authority having or claiming oversight over the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates, (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable laws or regulations or by any subpoena or similar legal process based on the advice of counsel (in which case the Administrative Agent, such Issuing Bank or such Lender, as applicable, agrees, to the extent permitted by applicable law, to inform the Borrower promptly thereof), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to

(A) any assignee of or Participant in, or any prospective assignee of or prospective Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower, (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or (C) is independently developed by the Administrative Agent, an Issuing Bank or a Lender or (ix) for purposes of establishing a “due diligence” defense. In addition, the Administrative Agent, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Issuing Banks and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Letters of Credit and the Loans. For the purposes of this Section, “Information” means all memoranda or other information received from or on behalf of the Borrower relating to the Borrower or its business that is clearly identified by the Borrower as confidential, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(A) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Restricted Subsidiaries’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, each Arranger, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, each Arranger, the Issuing Banks and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, each Arranger, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Restricted Subsidiaries, or any other Person and (ii) neither the Administrative Agent, any Arranger, any Issuing Bank, nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, each Arranger, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger, any Issuing Bank, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower, on behalf of itself and each of its Restricted Subsidiaries, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Arranger, any Issuing Bank or any Lender, on the one hand, and the Borrower, any of its Restricted Subsidiaries, or their respective stockholders or affiliates, on the other.

Section 9.15 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.16 USA PATRIOT Act. Each Lender and each Issuing Bank that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or such Issuing Bank to identify the Borrower and each Guarantor in accordance with the USA Patriot Act. The Borrower and each Guarantor shall, promptly following a request by the Administrative Agent, any Issuing Bank or any Lender, provide all documentation and other information that the Administrative Agent, such Issuing Bank or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 9.17 Releases of Guarantors. In the event that all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of (including pursuant to a permitted merger or amalgamation) to a Person other than the Borrower or its Restricted Subsidiaries in a transaction permitted under this Agreement or in the event that a Guarantor ceases to be a Material Restricted Subsidiary (including pursuant to a permitted designation as an Unrestricted Subsidiary), the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the guarantee of such Guarantor.

Section 9.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.20 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that~~:~~

~~(i)~~ none of the Administrative Agent or any other Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto)~~,~~.

~~(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),~~

~~(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),~~

~~(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and~~

~~(v) no fee or other compensation is being paid directly to any Agent or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.~~

(c) The Administrative Agent and each other Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

[Remainder of page intentionally left blank~~; signature pages follow~~]

~~IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.~~

~~SQUARE, INC.,~~
~~as Borrower~~

~~By:~~
~~Name:~~
~~Title:~~

~~[Signature Page to Revolving Credit Agreement]~~

~~GOLDMAN SACHS BANK USA,~~
~~as Administrative Agent, an Issuing Bank and a Lender~~

~~By:~~
~~Name:~~
~~Title:~~

~~[Signature Page to Revolving Credit Agreement]~~

~~SUMITOMO MITSUI BANKING CORP.,~~
~~as a Lender~~

~~By:~~
~~Name:~~
~~Title:~~

~~[Signature Page to Revolving Credit Agreement]~~

~~WELLS FARGO BANK, N.A.,~~
~~as a Lender~~

~~By:~~
~~Name:~~
~~Title:~~

~~[Signature Page to Revolving Credit Agreement]~~

~~HSBC BANK USA, NATIONAL ASSOCIATION,~~
~~as a Lender~~

~~By:~~
~~Name:~~
~~Title:~~

~~[Signature Page to Revolving Credit Agreement]~~

~~US BANK, NATIONAL ASSOCIATION,~~
~~as a Lender~~

~~By:~~
~~Name:~~
~~Title:~~

~~[Signature Page to Revolving Credit Agreement]~~

~~JPMORGAN CHASE BANK, N.A.,~~
~~as a Lender~~

~~By:~~
~~Name:~~
~~Title:~~

~~[Signature Page to Revolving Credit Agreement]~~

SCHEDULE 2.01

~~Tranche A~~ Commitments

Goldman Sachs Bank USA	$	~~125,000,000~~145,350,000
~~JP~~Morgan ~~Chase~~Stanley Bank, N.A.	$	~~100,000,000~~145,350,000
Citibank, N.A.		$117,000,000
~~Wells Fargo~~JPMorgan Chase Bank, N.A.	$	~~75,000,000~~117,000,000
~~HSBC~~Wells Fargo Bank ~~USA~~, ~~National Association~~N.A.	$	~~50,000,000~~117,000,000
~~Morgan Stanley Senior Funding, Inc.~~ U.S. Bank National Association	$	~~50,000,000~~75,000,000
Sumitomo Mitsui Banking Corporation	$	~~50,000,000~~58,300,000
~~U.S. Bank National Association~~Total Commitments	$	~~50,000,000~~775,000,000
~~Total Tranche A Commitments~~	~~$~~	~~500,000,000~~

~~Tranche B Commitments~~

~~Citibank, N.A.~~	~~$~~	~~100,000,000~~
~~Total Tranche B Commitments~~	~~$~~	~~100,000,000~~
~~TOTAL COMMITMENTS~~	~~$~~	~~600,000,000~~

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented, extended and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any letters of credit included in the facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee:
[and is an Affiliate of [identify Lender]]

3.	Borrower:	~~Square~~Block, Inc., (the “Company”)

4.	Administrative Agent:	Goldman Sachs Bank USA, as administrative agent under the Credit Agreement

5.	Credit Agreement:	Revolving Credit Agreement, dated as of May 1, 2020, among ~~Square~~Block, Inc., as Borrower, the Lenders party thereto and Goldman Sachs Bank USA, as Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment Loans[1]
Revolving Facility	$	$	%

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

CONSENTED TO AND ACCEPTED: GOLDMAN SACHS BANK USA, as Administrative Agent

1	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

By:
Name:
Title:

CONSENTED TO:

[ISSUING BANK]

By:
Name:
Title:

[CONSENTED TO: ~~SQUARE~~BLOCK, INC.

By:
Name:
Title:][2]

2	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX I

~~SQUARE~~BLOCK, INC. REVOLVING CREDIT AGREEMENT

Standard Terms and Conditions for

Assignment and Assumption

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Restricted Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Restricted Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) and Section 5.01(b) thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other means of electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT B-1

FORM OF BORROWING REQUEST

Goldman Sachs Bank USA, as Administrative Agent

for the Lenders party to the

Credit Agreement referred to below

[Date]

Ladies and Gentlemen:

The undersigned, ~~Square~~Block, Inc. (the “Borrower”), refers to the Revolving Credit Agreement, dated as of May 1, 2020 (as amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”) and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is , 20 .[1]

(ii)	The aggregate principal amount of the Proposed Borrowing is [ ].[2]

(iii)	The Proposed Borrowing is to consist of [ABR Loans] [~~Eurodollar~~ Term Benchmark Loans].

(iv)	[The initial Interest Period for the Proposed Borrowing is [one/three/six/twelve months] [insert period less than one month].3]

(v)	The location and number of the account or accounts to which funds are to be disbursed is as follows:

[Insert location and number of the account(s)]

[1]

Shall be a Business Day at least one Business Day in the case of ABR Loans and at least three Business Days in the case of Eurodollar Loans, in each case, after the date hereof, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 noon (New York City time) in the case of ABR Loans or before 12:00 noon (New York City time) in the case of Eurodollar Loans, on such day.

[2]	Such amounts to be stated in Dollars.
[3]	To be included for a Proposed Borrowing of Eurodollar Loans. Interest Periods of twelve or less than one month only available with the consent of each Lender.

B-1-1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties of the Borrower set forth in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects, on and as of the date of the Proposed Borrowing, except that (i) for purposes of this Borrowing Request, the representations and warranties contained in Section 3.04(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) (subject, in the case of unaudited financial statements furnished pursuant to clause (b), to year-end audit adjustments and the absence of footnotes), respectively, of Section 5.01 of the Credit Agreement, (ii) to the extent that such representations and warranties specifically refer to an earlier date, they were true and correct in all material respects as of such earlier date and (iii) to the extent that such representations and warranties are already qualified or modified by materiality in the text thereof, they shall be true and correct in all respects; and

(B) at the time of and immediately after giving effect to the Proposed Borrowing, no Default has occurred and is continuing.

[Signature Page Follows]

B-1-2

The Borrower has caused this Borrowing Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours, ~~SQUARE~~BLOCK, INC.

By:
Name:
Title:

B-1-3

EXHIBIT B-2

FORM OF LETTER OF CREDIT REQUEST

Goldman Sachs Bank USA, as Administrative Agent

for the Lenders party to the

Credit Agreement referred to below

[Date]

Ladies and Gentlemen:

The undersigned, ~~Square~~Block, Inc. (the “Borrower”), refers to the Revolving Credit Agreement, dated as of May 1, 2020 (as amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”) and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.19 of the Credit Agreement, that the undersigned hereby requests a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement, and in that connection the following information relating to such Letter of Credit (the “Proposed Letter of Credit”) is attached hereto:

(i)	The ~~stated~~ amount of such Proposed Letter of Credit.

(ii)	The name and address of the beneficiary.

(iii)	The expiration date.

(iv)

either (i) the verbatim text of such Proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Proposed Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Proposed Letter of Credit, would require the Issuing Bank to make payment under such Proposed Letter of Credit.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of issuance of the Proposed Letter of Credit:

(A) the representations and warranties of the Borrower set forth in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects, on and as of the date of issuance of the Proposed Letter of Credit, except that (i) for purposes of this Letter of Credit Request, the representations and warranties contained in Section 3.04(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) (subject, in the case of unaudited financial statements furnished pursuant to clause (b), to year-end audit adjustments and the absence of footnotes), respectively, of Section 5.01 of the Credit Agreement, (ii) to the extent that such representations and warranties specifically refer to an earlier date, they were true and correct in all material respects as of such earlier date and (iii) to the extent that such representations and warranties are already qualified or modified by materiality in the text thereof, they shall be true and correct in all respects; and

B-2-1

(B) at the time of and immediately after giving effect to the issuance of the Proposed Letter of Credit, no Default has occurred and is continuing.

[Signature Page Follows]

B-2-2

The Borrower has caused this Letter of Credit Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours, ~~SQUARE~~BLOCK, INC.

By:
Name:
Title:

B-2-3

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

Goldman Sachs Bank USA, as Administrative Agent

for the Lenders party to the

Credit Agreement referred to below

[Date]

Ladies and Gentlemen:

The undersigned, ~~Square~~Block, Inc. (the “Borrower”), refers to the Revolving Credit Agreement, dated as of May 1, 2020 (as amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.05 of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of Loans referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.05 of the Credit Agreement:

(i)

The Proposed [Conversion] [Continuation] relates to the Borrowing of Loans originally made on                     , 20         (the “Outstanding Borrowing”) in the principal amount of $                     and currently maintained as a Borrowing of [ABR Loans] [~~Eurodollar~~ Term Benchmark Loans with an Interest Period ending on                     ,         ].

(ii)	The Business Day of the Proposed [Conversion] [Continuation] is , .[1]

(iii)

[The Outstanding Borrowing][A portion of the Outstanding Borrowing in the principal amount of $                     ] shall be [continued as a Borrowing of [~~Eurodollar~~ Term Benchmark Loans with an Interest Period of [one/three/six/ twelve months][insert period less than one month]2]] [converted into a Borrowing of [ABR Loans] [~~Eurodollar~~ Term Benchmark

[1]

Shall be a Business Day at least one Business Day in the case of ABR Loans and at least three Business Days in the case of ~~Eurodollar~~ Term Benchmark Loans, in each case, after the date hereof, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 noon (New York City time) in the case of ABR Loans or before 12:00 noon (New York City time) in the case of ~~Eurodollar~~ Term Benchmark Loans, on such day.

[2]

Interest Periods of twelve or less than one month only available with the consent of each Lender. Loans with an Interest Period of [one/three/six/ twelve months][insert period less than one month]3]].[3]

[The undersigned hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation]].4

[Signature Page Follows]

[3]	Interest Periods of twelve or less than one month only available with the consent of each Lender.
[4]

In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from an ABR Loan to a ~~Eurodollar~~ Term Benchmark Loan or in the case of a continuation of a ~~Eurodollar~~ Term Benchmark Loan.

C-2

The Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours, ~~SQUARE~~BLOCK, INC.

By:
Name:
Title:

C-3

EXHIBIT D

FORM OF REVOLVING NOTE

New York, New York                                         ,

FOR VALUE RECEIVED, ~~SQUARE~~BLOCK, INC., a corporation organized and existing under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to                                      or its registered assigns (the “Lender”), in Dollars, in immediately available funds, at the office of Goldman Sachs Bank USA (the “Administrative Agent”) at its Principal Office (as defined in the Credit Agreement) on the Maturity Date (as defined in the Credit Agreement referred to below) the unpaid principal amount of all Loans (as defined in the Credit Agreement) made by the Lender to the Borrower pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises also to pay to the Lender interest on the unpaid principal amount of each Loan incurred by the Borrower from the Lender in like money at said office from the date such Loan is made until paid at the rates and at the times provided in Section 2.10 of the Credit Agreement.

This Note is one of the Notes referred to in the Revolving Credit Agreement, dated as of May 1, 2020, among the Borrower, the lenders party thereto (including the Lender) and Goldman Sachs Bank USA, as Administrative Agent (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment, in whole or in part, prior to the Maturity Date and the Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

[Signature page follows]

D-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

~~SQUARE~~BLOCK, INC.

By:
Name:
Title:

D-2

EXHIBIT E

GUARANTY AGREEMENT, dated as of [                        , 20         ] (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, this “Agreement”), made by and among each of the undersigned guarantors (together with any other entity that becomes a guarantor hereunder pursuant to Section 19 hereof, each, a “Guarantor” and collectively, the “Guarantors”) in favor of Goldman Sachs Bank USA, as Administrative Agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Lenders (as defined below), the Issuing Banks and the Administrative Agent.

Reference is made to the Revolving Credit Agreement dated as of May 1, 2020 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ~~Square~~Block, Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent.

Each Guarantor is a direct or indirect Restricted Subsidiary of the Borrower.

It is a condition precedent to the making of Loans to the Borrower and the issuance of Letters of Credit under the Credit Agreement that each Guarantor shall have executed and delivered to the Administrative Agent this Agreement.

The Lenders and Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. Each Guarantor will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders and Issuing Banks to continue to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Definitions. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.

SECTION 2. Guarantee. (a) Each Guarantor hereby irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the Obligations of the Borrower. Each Guarantor further agrees that the due and punctual payment of the Obligations of the Borrower may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

(b) To the maximum extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Loan Document or other agreement; (iv) the failure or delay of any Lender to exercise any right or remedy against any other guarantor of the Obligations; (v) the failure of any Lender to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (vi) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (vii) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity or which would impair or eliminate any right of any Guarantor to subrogation (other than payment in full of the Obligations (excluding contingent obligations as to which no claim has been made) or release pursuant to Section 17 hereof).

(c) Each Guarantor further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender or any Issuing Bank to any balance of any deposit account or credit on the books of any Lender or any Issuing Bank in favor of the Borrower or any Restricted Subsidiary or any other Person.

(d) Except for the release or termination of a Guarantor’s obligations hereunder as provided in Section 17, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason other than the payment in full in cash of the Obligations (excluding contingent obligations as to which no claim has been made), and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.

(e) Each Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of the Borrower or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Lender may have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Lenders in cash an amount equal to the unpaid principal amount of such Obligation.

(g) Notwithstanding anything to the contrary in this Agreement, each Guarantor shall be liable under this Agreement only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

(h) Upon payment in full by any Guarantor of any Obligation of the Borrower, each Lender and Issuing Bank shall, in a reasonable manner, assign to such Guarantor the amount of such Obligation owed to such Lender or Issuing Bank and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by such Guarantor, or make such disposition thereof as such Guarantor shall direct (all without recourse to any Lender or Issuing Bank and without any representation or warranty by any Lender or Issuing Bank). Upon payment by any Guarantor of any sums as provided above, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full of all the Obligations owed by the Borrower to the Lenders and Issuing Banks (it being understood that, after the discharge of all the Obligations due and payable from the Borrower, such rights may be exercised by such Guarantor notwithstanding that the Borrower may remain contingently liable for indemnity or other Obligations).

(i) Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of such Loan Party’s obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2(i) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2(i), or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2(i) shall remain in full force and effect until termination of this Agreement in accordance with Section 17 hereof. A “Qualified Keepwell Provider” shall mean, in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3. Additional Agreements. Until the Commitments have expired or terminated and all Obligations (excluding contingent obligations as to which no claim has been made) under the Credit Agreement have been paid in full and no Letter of Credit shall be outstanding or subject to any pending draw, each Guarantor covenants and agrees with the Administrative Agent for the benefit of the Lenders and Issuing Banks that it will be bound by each of the covenants contained in the Credit Agreement to the extent applicable to such Guarantor.

SECTION 4. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 5. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 6. Survival of Agreement. All covenants, agreements, representations and warranties made by each Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and shall survive the execution and delivery of this Agreement, the other Loan Documents and the making of any Loans or issuance of any Letters of Credit, regardless of any investigation made by the Administrative Agent or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as any Obligation (excluding contingent obligations as to which no claim has been made) is outstanding and unpaid and so long as the Commitments have not expired or terminated.

SECTION 7. Binding Effect; Several Agreement. (a) This Agreement shall become effective as to each Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent (regardless of whether any other Guarantor has executed and delivered a counterpart hereof) and a counterpart hereof shall have been executed on behalf of the Administrative Agent.

(b) Following the effectiveness of this Agreement as to a Guarantor in accordance with subsection (a) of this Section 7, this Agreement shall be binding upon such Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent, the Issuing Banks and the Lenders and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer any of its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 8. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 9. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.

(b) Each Guarantor, jointly and severally, agrees to indemnify the Administrative Agent and the other Indemnitees against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs or reasonable and documented expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities, costs or reasonable and documented expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) if arising from a material breach by such Indemnitee or one of its Affiliates of its obligations under this Agreement (as determined by a court of competent jurisdiction by final and non-appealable judgment), and (z) if arising from any dispute between and among Indemnitees that does not involve an act or omission by the Borrower or its Restricted Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against the Administrative Agent or any Arranger in such capacity. No Guarantor shall be required to indemnify any Indemnitee for any amount paid or payable by such Indemnitee in the settlement of any such indemnified liabilities which is entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that (i) the Borrower shall be deemed to consent to such settlement if it does not respond to the Indemnitee’s request within 5 business days; (ii) the foregoing indemnity will apply if the Borrower shall have been offered an opportunity to assume the defense of such matter and shall have declined to do so and (iii) if settled with the Borrower’s consent or if there is a final judgment for the plaintiff in such proceeding, the Borrower shall indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this paragraph. In the case of any proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such proceeding is brought by the Borrower, any of its securityholders or creditors, an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto.

(c) Any such amounts payable as provided hereunder shall be additional Obligations. The provisions of this Section 9 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9 shall be payable on written demand therefor.

SECTION 10. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 11. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Except as expressly provided in Section 19, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into between the Administrative Agent and each Guarantor with respect to which such waiver, amendment or modification is to apply, in accordance with Section 9.02 of the Credit Agreement.

SECTION 12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 13. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 14. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 7. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 15. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 16. Jurisdiction; Consent to Service of Process. (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

(b) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 16. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 17. Termination; Release of a Guarantor. (a) This Agreement and the guarantees set forth herein shall terminate when all the Obligations (excluding contingent obligations as to which no claim has been made) have been paid in full and no Letter of Credit shall be outstanding or subject to any pending draw, and the Lenders have no further commitment to lend and the Issuing Banks has no further obligation to issue Letters of Credit under the Credit Agreement.

(b) In the event that all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person other than the Borrower or its Restricted Subsidiaries in a transaction permitted under the Credit Agreement or in the event that a Guarantor ceases to be a Material Restricted Subsidiary, the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the guarantee of such Guarantor hereunder.

SECTION 18. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided, further, that no Lender shall have a right of setoff with respect to obligations of such Guarantor under this Agreement against the Payment Processing Accounts. The rights of each Lender under this Section 18 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify such Guarantor and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 19. Additional Guarantors. It is understood and agreed that any Restricted Subsidiary of the Borrower that is required to execute a counterpart of, or joinder to, this Agreement after the date hereof pursuant to Section 5.10 of the Credit Agreement shall become a Guarantor hereunder by (x) executing and delivering a counterpart hereof to the Administrative Agent or executing a joinder agreement hereto and delivering same to the Administrative Agent, in each case as may be requested by (and in form and substance reasonably satisfactory to) the Administrative Agent and (y) taking all actions as specified in this Agreement as would have been taken by such Guarantor had it been an original party to this Agreement, in each case with all documents and actions required to be taken above to be taken to the reasonable satisfaction of the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[INSERT GUARANTOR NAME]

By:
Name:
Title:

[INSERT GUARANTOR NAME]

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.01(c) of the Revolving Credit Agreement, dated as of May 1, 2020 (as amended, restated, amended and restated, supplemented, extended or modified from time to time, the “Credit Agreement”), among ~~Square~~Block , Inc. (the “Borrower”), the lenders from time to time party thereto and Goldman Sachs Bank USA, as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1.	I am the duly elected, qualified and acting [ ][1] of the Borrower.

2.	I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Borrower.

3.

I have reviewed the terms of the Credit Agreement and the other Loan Documents. The financial statements for the fiscal [quarter][year] of the Borrower ended [                    ,         ] attached hereto as ANNEX 1 or otherwise delivered to the Administrative Agent pursuant to the requirements of Section 5.01 of the Credit Agreement (the “Financial Statements”) present fairly in all material respects as of the date of each such statement the financial condition and results of operations of the Borrower and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied[, subject to normal year-end audit adjustments and the absence of footnotes].[2] No Default has occurred and is continuing as of the date hereof[, except for                     ].[3] There has been no change in GAAP or in the application thereof applicable to the Borrower and its consolidated Restricted Subsidiaries since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement that has had an impact on the Financial Statements [, except for                     , the effect of which on the Financial Statements has been [                    ]].[4]

[1]	Certificate may be signed by any Financial Officer of the Borrower (chief financial officer, principal accounting officer or vice president of finance or corporate controller of the Borrower).
[2]	To be included only if the Compliance Certificate is certifying the quarterly financials.
[3]	Specify the details of any Default, if any, and any action taken or proposed to be taken with respect thereto.
[4]

If and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement had an impact on such financial statements, specify the effect of such change on the financial statements accompanying this Compliance Certificate.

4.	Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) the Total Net Leverage Ratio for the Measurement Period ending on the last day of [ , ].[5]

5.

Attached hereto as ANNEX 3 is the computation showing (in reasonable detail) Liquidity of the Loan Parties as of the last day of the most recent fiscal quarter covered by the financial statements. [I hereby certify that the conditions to borrowing set forth in clauses (a), (b) and (c) of Section 4.02 of the Credit Agreement are satisfied as of the Liquidity Computation Date (as defined in ANNEX 3).][6]

6.

Attached hereto as ANNEX 4 are the computations showing (in reasonable detail) (a) information required by Section 5.01(c)(iii) of the Credit Agreement and (b) information required by Section 5.01(c)(iv) of the Credit Agreement as of the date of this Compliance Certificate.

Attached hereto as ANNEX 5 is a description of any registered patents, registered trademarks or registered copyrights acquired, developed or exclusively licensed by the Borrower and its Restricted Subsidiaries since the [Effective Date][date of the most recent Compliance Certificate delivered pursuant to Section 5.01(c) of the Credit Agreement prior to the date hereof]. IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

~~SQUARE~~BLOCK, INC.

By:
Name:
Title:

[5]	Insert the last day of the respective fiscal quarter or fiscal year covered by the financial statements which are required to be accompanied by this Compliance Certificate.
[6]	To be included if the amount of Available Revolving Commitments set forth in ANNEX 5 is greater than $0.

ANNEX 1

[Applicable Financial Statements to be attached if applicable]

ANNEX 2

The information described herein is as of [                    ,         ]1, (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [                    ,         ]2 to the Computation Date (the “Relevant Period”).

Total Net Leverage Ratio

a.	Total Indebtedness as of the Computation Date minus Unrestricted cash and Cash Equivalents and Marketable Securities	$
b.	Consolidated Adjusted EBITDA[3] for the Relevant Period ended on the Computation Date	$
c.	Ratio of line a. to line b.		:1.00
d.	Level for the purposes of the Applicable Rate		Level	[1][2][3]

1	Insert the last day of the respective fiscal quarter or fiscal year covered by the financial statements which are required to be accompanied by this Compliance Certificate.
2	Insert the first day of the most recently completed four consecutive fiscal quarters of the Borrower ended on the Computation Date.
3	Insert amount from line B.15 of Annex 3, or otherwise attach hereto in reasonable detail the calculations required to arrive at Consolidated Adjusted EBITDA.

ANNEX 3

The information described herein is as of [                    ,         ]1, (the “Liquidity Computation Date”) and, except as otherwise indicated below, pertains to the period from [                    ,         ]2 to the Computation Date (the “Relevant Period”).

Liquidity

a.	(i) Unrestricted cash and Cash Equivalents plus (ii) Marketable Securities held by the Borrower and its Restricted Subsidiaries	$
b.	Available Revolving Commitments	$
c.	Sum of line a. and line b.	$

1	Insert the last day of the respective fiscal quarter or fiscal year covered by the financial statements which are required to be accompanied by this Compliance Certificate.
2	Insert the first day of the most recently completed fiscal quarter of the Borrower ended on the Liquidity Computation Date.

ANNEX 4

The information described herein is as of the Computation Date and, except as otherwise indicated below, pertains to the Relevant Period.

Negative Covenants	Amount
Section 6.01 – Indebtedness Covenant
A. 2.5
B. Consolidated Adjusted EBITDA for the Relevant Period ended on the Computation Date
1. Consolidated Net Income	$
2. Income tax expense	$
3. Interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans)	$
4. Depreciation and amortization expense	$
5. Amortization of intangibles (including, but not limited to, goodwill)	$
6. Any extraordinary charges or losses determined in accordance with GAAP	$
7. Non-cash stock option and other equity-based compensation expenses and payroll tax expense related to stock option and other equity-based compensation expenses	$

8.  Any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any Restricted Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period), including, for the avoidance of doubt, non-cash foreign currency translation losses (including non-cash losses related to currency remeasurement of Indebtedness)[1]

$
9. Transition, integration and similar fees, charges and expenses related to acquisitions or dispositions	$
10. Restructuring charges	$
11. Charges related to settlements of legal claims	$

1

Cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated Adjusted EBITDA in the period when such payments are made.

12. Interest income	$
13. Any extraordinary income or gains determined in accordance with GAAP	$

14.  Any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the footnote to line 8)

$
15. Consolidated Adjusted EBITDA (line B.1 + (lines B.2 + 3 + 4 + 5 +6 +7 +8 + (9 + 10 + 11)2)[3] – (lines B.12 + 13 + 14))[4]
C. Specified Indebtedness[5]

2

The amount that may be added back pursuant to lines 9, 10 and 11 may not in the aggregate for any four fiscal quarter period exceed the greater of (x) $5,000,000 and (y) 15% of Consolidated Adjusted EBITDA for such period (determined without giving effect to any such adjustment pursuant to such line 9, 10 and 11).

3	To the extent reflected as a charge in the statement of such Consolidated Net Income for such period.
4	To the extent included in the statement of such Consolidated Net Income for such period.
5

Specified Indebtedness means (i) indebtedness for borrowed money, (ii) obligations for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business and excluding Earn-Outs), (iii) obligations evidenced by notes, bonds, debentures and similar instruments, (iv) all obligations, contingent or otherwise, as an account party, obligor or applicant under or in respect of bankers acceptances or letters of credit, (v) Capital Lease Obligations, (vi) Purchase Money Indebtedness and (vii) Guarantees of indebtedness of the type referred to in clauses (i) through (vi); provided that Specified Indebtedness shall exclude (a) indebtedness among the Borrower and its Subsidiaries and (b) indebtedness consisting of overdrafts and similar obligations in connection with Payment Processing Arrangements so long as any such indebtedness described in this clause (b) is outstanding no longer than two Business Days after the date of its incurrence.

1. $250,000,000	$
2. Line A multiplied by line B.15	$
Maximum Permitted: Greater of line C.1 and C.2

Section 6.04(viii) – Restricted Payments

A. Aggregate amount of Restricted Payments made pursuant to Section 6.04(viii)	$
B. Total Net Leverage Ratio[6]		:1.00
Permitted When: [Total Net Leverage Ratio as of the date of such Restricted Payment (and giving effect to such Restricted Payment on a Pro Forma Basis) is less than 2.0:1.0

Section 6.09 – Liquidity

A. (i) Unrestricted cash and Cash Equivalents plus (ii) Marketable Securities held by the Borrower and its Restricted Subsidiaries	$
B. Available Revolving Commitments	$
Sum of line A. and line B.	$

6	Insert ratio from line c of Annex 2, or otherwise attach hereto in reasonable detail the calculations required to arrive at Total Net Leverage Ratio.

ANNEX 5

[Description of Intellectual Property]

EXHIBIT G

[FORM OF]

MATURITY DATE EXTENSION REQUEST

Goldman Sachs Bank USA, as Administrative Agent

for the Lenders party to the

Credit Agreement referred to below

[Date]

Ladies and Gentlemen:

The undersigned, ~~Square~~Block, Inc. (the “Borrower”), refers to the Revolving Credit Agreement, dated as of May 1, 2020 (as amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and you, as Administrative Agent for such Lenders, and in accordance with Section 2.20 of the Credit Agreement, the undersigned hereby requests [(i)] an extension of the Maturity Date from [                    ], 20[        ] to [                    ], 20[        ], [(ii) the following changes to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable under the Credit Agreement to, Consenting Lenders in respect of that portion of their Commitments (and related Loans) extended to such new Maturity Date, which changes shall become effective on [                    ], 20[        ]] [and] [(iii) the amendments or modifications to the terms of the Credit Agreement to be effected in connection with this Maturity Date Extension Request as set forth below, which amendments shall become effective on [                    ], 20[        ]: [                    ]].

The Borrower has caused this Maturity Date Extension Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours, ~~SQUARE~~BLOCK, INC.

By:
Name:
Title:

The undersigned consents to the requested amendments to the terms of the Credit Agreement and further consents (a) in its capacity as a Lender, to the requested extension of the Maturity Date with respect to $[        ] of its Commitments and (b) in its capacity as an Issuing Bank, to the requested extension of the Maturity Date with respect to $[            ] of its LC Sublimit.

Name of Institution: [ ], as Lender [and Issuing Bank],

By:
Name:
Title:

For any Institution requiring a second signature line:

By:
Name:
Title: